Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

EL LEATHER ACQUISITION LLC

TEDDY & ARTHUR EDELMAN, LIMITED

JOHN EDELMAN

EDELMAN FAMILY GRANTOR RETAINED ANNUITY TRUST and

JOHN MCPHEE

September 13, 2007

TABLE OF CONTENTS

1.	Defined Terms	2

2.	The Transaction	10

3.	Purchase Price	15

4.	Representations and Warranties of Seller and the Shareholders	20

5.	Representations of Buyer	35

6.	Covenants of Seller Prior to the Closing Date	37

7.	Closing	42

8.	Conditions Precedent to Closing	43

9.	Certain Continuing Obligations	45

10.	Restrictive Covenants of Seller and the Shareholders	49

11.	Indemnification	51

12.	Termination	56

13.	Other Provisions	57

Exhibits

EXHIBIT 8.1.10	Form of Employment Agreement
EXHIBIT 8.1.11	Form of Lease Agreement
EXHIBIT 8.1.5	Form of Escrow Agreement
EXHIBIT 8.2.3	Form of Opinions
EXHIBIT 8.2.9	Third Party Consents

Schedules

Schedule 2.1.1(c)- Seller’s Tangible Property

Schedule 2.1.1(l)- Assigned Benefits Contracts

Schedule 2.1.2(g)- Personal Effects of Shareholders and Families

Schedule 2.1.2(l) Other Excluded Assets

Schedule 2.1.3(d)- Accounts Payable and Customer Deposits

Schedule 3.3.1- Allocation Schedule

Schedule 3.4.- Estimated Working Capital

Schedule 4.1.- Corporate Organization

Schedule 4.2- Subsidiaries

Schedule 4.5.1- Consents and Approvals

Schedule 4.6- Customers and Suppliers

Schedule 4.7- Litigation

Schedule 4.8- Intellectual Property

Schedule 4.10.1- Agreements between Seller and Officers, Directors or Affiliates

Schedule 4.10.2- Specified Contracts

Schedule 4.13(j)- Capital Expenditures or Commitments

Schedule 4.14.6- Taxes

Schedule 4.15- Permits

Schedule 4.16- Environmental Matters

Schedule 4.18- Obligations

Schedule 4.19- Accounts Receivable

Schedule 4.22- Specified Assets

Schedule 4.23(a)- Products of Seller and Written Warranties

Schedule 4.24- Insurance

Schedule 4.25.1- Seller Employee Benefit Plans

Schedule 4.25.2- ERISA Obligations

Schedule 4.26- Employees

Schedule 4.26.8- Employee Claims

Schedule 4.28- Marketing Rights

Schedule 4.29.1.- Real Property

Schedule 4.29.2.- Real Property

Schedule 4.29.3- Lease Information

Schedule 4.29.6- Subleases

Schedule 9.1- List of Employees Associated with Business

ASSET PURCHASE AGREEMENT

Parties:	EL Leather Acquisition LLC a Delaware limited liability company (“Buyer”) 1235 Water Street
East Greenville, PA 18041

Teddy & Arthur Edelman, Limited a Delaware corporation (“Seller”)
80 Pickett District Road
New Milford, CT 06776

John Edelman (“Edelman”)
133 Spring Valley Road Ridgefield, CT 06877

John J. McPhee (“McPhee”) 20 St. Nicholas Road Darien, CT 06820

Edelman Family Grantor Retained Annuity Trust (“Trust”)

Date:	September 13, 2007

Background

Seller is engaged in the business of manufacturing, finishing, marketing, promoting, selling and distributing leather, leather related products and furniture throughout the world (collectively, the “Business”). Edelman, Trust and McPhee are the only equity owners of Seller and are referred to herein individually as a “Shareholder” and collectively as the “Shareholders.” The Parties desire that Seller sell and Buyer acquire substantially all of Seller’s assets and assume certain liabilities of Seller, all on the terms and subject to the conditions set forth in this Asset Purchase Agreement (the “Agreement”). Buyer, Seller and the Shareholders are sometimes individually referred to herein as a “Party” and sometimes collectively referred to herein as the “Parties”.

Intending to be legally bound, incorporating the foregoing herein, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the Parties hereto agree as follows:

1.	Defined Terms.

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1. “Accounting Firm” shall have the meaning set forth in Section 3.2.6

1.2. “Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

1.3. “Acquisition Proposal” shall have the meaning set forth in Section 6.1.4.

1.4. “Affiliate Conveyance Documents” shall have the meaning set forth in Section 8.1.25.

1.5. “Affiliate Specified Assets” shall have the meaning set forth in Section 4.22.2.

1.6. “Agreed Claim” shall have the meaning set forth in Section 11.5.

1.7. “Agreement” shall have the meaning set forth in the preamble.

1.8. “Allocation Schedule” shall have the meaning set forth in Section 3.3.1.

1.9. “Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, software, Contract Rights, Intellectual Property Rights, Permits, and claims, causes of action and other legal rights and remedies.

1.10. “Assigned Benefits Contracts” shall have the meaning set forth in Section 2.1.1(l).

1.11. “Assumed Employee Amounts” shall have the meaning specified in Section 6.1.9(a).

1.12. “Business” shall have the meaning set forth in the preamble.

1.13. “Buyer” shall have the meaning set forth in the preamble.

1.14. “Buyer Damages” shall have the meaning set forth in Section 11.1.

1.15. “Buyer Indemnitees” shall have the meaning set forth in Section 11.1(a).

1.16. “Calculations” have the meaning set forth in Section 3.4.3.

1.17. “Carve-outs” shall have the meaning specified in Section 11.8.1.

1.18. “Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of Sellers.

1.19. “Certificate” shall have the meaning set forth in Section 4.1.4.

1.20. “Change of Control” shall have the meaning given in Section 3.2.7.

1.21. “Closing” shall have the meaning given in Section 7.

1.22. “Closing Date” shall have the meaning given in Section 7.

1.23. “Closing Date Payment” shall have the meaning set forth in Section 3.1.1.

1.24. “Code” means the Internal Revenue Code of 1986, as amended.

1.25. “Competing Business” shall have the meaning set forth in Section 10.3.

1.26. “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.27. “Contingent Payments” shall have the meaning set forth in Section 3.2.2.

1.28. “Contingent Payment Year” shall have the meaning set forth in Section 3.2.2.

1.29. “Contingent Statements” shall have the meaning set forth in Section 3.2.3.

1.30. “Contribution Obligations” shall have the meaning set forth in Section 6.1.9(b).

1.31. “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.32. “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.33. “Covenants” shall have the meaning set forth in Section 10.1(c).

1.34. “Current Assets” means, to the extent included within the Specified Assets, the aggregate dollar value of the Accounts Receivable, prepaid expenses, Cash Assets and Inventory of Seller in each case as determined in accordance with GAAP.

1.35. “Current Liabilities” means the aggregate dollar value of the accounts payable, accrued payroll, bonuses and other compensation, accrued vacation and sick time, customer deposits, accrued taxes and expenses and other payables of Seller as determined in accordance with GAAP (including the Assumed Employee Amounts listed on Schedule 6.1.9(a) and not paid by Seller); provided, however, that (i) such figure shall specifically exclude the liabilities of Seller contemplated by the line item on Seller’s balance sheet titled “Current Portion of Notes Payable” and (ii) such figure shall only include such liabilities and Obligations that constitute Specified Liabilities.

1.36. “Dispute Notice” shall have the meaning set forth in Section 3.4.3.

1.37. “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, all in accordance with GAAP (and giving no effect to allocations from Knoll, Inc. and its affiliates not related to the operation of the Business, including: (i) management fees, (ii) inter-company expenses, (iii) amortization of goodwill, (iv) overhead and (v) amortization of the purchase price (push down accounting)).

1.38. “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

1.39. “Employees” shall have the meaning set forth in Section 4.26.1.

1.40. “Encumbrance” means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owners of the subject property, whether such interest is based on the common law, statute or Contract, or any lien, superlien, security interest, pledge, right of first refusal, mortgage, covenant, easement, restriction, reservation, conditional sale, prior assignment or other encumbrance, claim or burden.

1.41. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm, society or other enterprise, association, organization or entity.

1.42. “Environmental Laws” means all applicable local, state and federal Laws, including consent decrees, administrative orders, and common laws relating to the protection of human health or the environment, including those Laws governing the use, generation, handling, storage and disposal or cleanup of Hazardous Materials, all as amended.

1.43. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

1.44. “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, the Seller or any ERISA Affiliate within the meaning of Code Section 414(b) or (c) and, for the purpose of Section 302 of ERISA and for Section 412, 4991, 4977 and/or each applicable Section under Section 414(f)(2) of the Code of the Seller.

1.45. “Escrow Agreement” shall have the meaning set forth in Section 8.1.12.

1.46. “Escrow Payment” shall have the meaning set forth in Section 3.1.2.

1.47. “Estimated Working Capital” shall have the meaning set forth in Section 3.4.

1.48. “Excluded Assets” shall have the meaning set forth in Section 2.1.2.

1.49. “Final Working Capital” shall have the meaning set forth in Section 3.4.6.

1.50. “First Calculation Period” shall have the meaning set forth in Section 3.2.1.

1.51. “First Contingent Payment” shall have the meaning set forth in Section 3.2.1.

1.52. Intentionally Omitted.

1.53. “GAAP” means generally accepted accounting principles under United States accounting rules and regulations, consistently applied, and currently in effect on the date of application.

1.54. “Edelman” shall have the meaning set forth in the preamble.

1.55. “Equitable Limitations” shall have the meaning set forth in Section 4.3.

1.56. “Financial Statements” shall have the meaning set forth in Section 4.12.1.

1.57. “Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.58. “Hazardous Materials” means any substance, waste, contaminant, pollutant or material that is prohibited, limited, or regulated by any applicable Environmental Law, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Environmental Law, and (b) asbestos, polychlorinated biphenyls (“PCBs”), petroleum, petroleum products and urea formaldehyde.

1.59. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.60. “including” means including but not limited to.

1.61. “Indebtedness” shall mean with respect to any Person, without duplication (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness of a deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (f) any indebtedness secured by an Encumbrance, (g) the maximum amount available to be drawn under letters of credit, (h) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay or similar obligations, (i) all amounts which would be owing with respect thereto upon the termination of any interest rate protection hedging agreements, currency hedging agreements or commodity hedging agreements, (j) accrued interest on all of the foregoing enumerated obligations and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations, and (k) any guaranty by such Person of any of the foregoing.

1.62. “Indemnified Party” shall have the meaning set forth in Section 11.4.

1.63. “Indemnifying Party” shall have the meaning set forth in Section 11.4.

1.64. “Indemnitee” shall have the meaning set forth in Section 11.3.

1.65. “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.66. Intentionally Omitted.

1.67. “Intellectual Property Rights” means all inventions, methods, discoveries, processes, patents, registered designs, Trademarks, domain names, unregistered designs and rights in designs, copyrights, rights in computer software, written works, visual works, audio works, multimedia works, information or data created or maintained in any database, design, formula, mask works, moral rights, performers rights, and confidential and proprietary know-how and trade secrets subsisting under the laws of each and every jurisdiction throughout the world whether registered or not, whether in use, operational, active, under development or design, non-operative, or inactive, and all divisions, continuations, continuations-in-part, substitutes, reversions, renewals and extensions of any of the foregoing, pending applications for registrations of any of the foregoing, and all rights under orders, statutes or otherwise in relation to any of the foregoing, as well as the rights to sue for past, present, and future infringement of any and all such intellectual property rights.

1.68. “Interim Financial Statements” shall have the meaning set forth in Section 4.12.1.

1.69. “Inventory” shall mean all inventory of Seller, wherever located, including all finished goods, work in progress, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods, in each case whether held at a location of Seller or in transit to or from Seller.

1.70. “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

1.71. “Latest Balance Sheet” shall have the meaning set forth in Section 4.18.1.

1.72. “Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, or regulation.

1.73. “Leases” shall have the meaning set forth in Section 4.29.2.

1.74. “Material Adverse Change” shall mean any circumstance, change or effect that has a material adverse effect on the financial condition or results of operations of the Business, other than any adverse circumstance, change or effect arising out of (i) changes, events or developments affecting generally the industries or markets in which the Business operates not disproportionately impacting the Business of Seller, (ii) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in currency exchange rates or currency fluctuations not disproportionately impacting the Business of Seller, (iii) this Agreement or the consummation of the transactions contemplated hereby, or the announcement hereof or thereof or any action taken by a Person in accordance with this Agreement, (iv) the enactment, repeal or change in any Law, or any change in GAAP or any interpretation of any of the foregoing, (v) the announcement by the Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, or (vii) any action required to be taken under any Law or order or any existing Specified Contract by which the Business or any of the Specified Assets is bound. For purposes of this definition, “the enactment, repeal or change in any Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, order, protocol, practice or measure or any other requirement of Law of or by any Governmental Body which occurs subsequent to the date hereof.

1.75. “McPhee” shall have the meaning set forth in the preamble.

1.76. “Negative Working Capital Balance” shall have the meaning set forth in Section 3.4.6.

1.77. Intentionally Omitted.

1.78. “Non-Assigned Contracts” shall have the meaning set forth in Section 2.1.1(d).

1.79. “Notice of Claim” shall have the meaning set forth in Section 11.5.

1.80. “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.81. “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

1.82. “Person” means any individual, Entity or Governmental Body.

1.83. “Positive Working Capital Balance” shall have the meaning set forth in Section 3.4.6.

1.84. “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

1.85. “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

1.86. “Proceeding” means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

1.87. “Property Taxes” shall have the meaning specified in Section 3.5.1.

1.88. “Purchase Price” shall have the meaning set forth in Section 3.1.

1.89. “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.

1.90. “Second Calculation Period” shall have the meaning set forth in Section 3.2.2.

1.91. “Second Contingent Payment” shall have the meaning set forth in Section 3.2.2.

1.92. “Seller” shall have the meaning set forth in the preamble.

1.93. “Seller Damages” shall have the meaning set forth in Section 11.2.

1.94. “Seller Employee Benefit Plan” has the meaning set forth in Section 4.25.1

1.95. “Seller Indemnitees” shall have the meaning set forth in Section 11.2.

1.96. “Seller’s Intangibles” shall mean all Intellectual Property Rights owned by Seller, or in which Seller otherwise has any interest, in any part of the world.

1.97. “Seller’s knowledge” or “to the knowledge of Seller” shall mean that actual knowledge of Edelman, McPhee, Matthew J. Buckley, Roger W. Chapman and Sharon Baumann.

1.98. “Seller’s Real Property” shall have the meaning set forth in Section 4.29.2.

1.99. “Shareholder” or the “Shareholders” shall have the meaning set forth in the preamble.

1.100. “Specified Assets” shall have the meaning set forth in Section 2.1.1.

1.101. “Specified Contracts” shall have the meaning set forth in Section 4.10.2.

1.102. “Specified Liabilities” shall have the meaning set forth in Section 2.1.3.

1.103. “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, Inventory, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.104. “Target Working Capital” shall mean an amount equal to Two Million Forty Thousand Dollars ($2,040,000).

1.105. “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; and (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.106. “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, reassessment, collection or payment of any Tax or any exemption therefrom, or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

1.107. “Teddy New York” shall have the meaning specified in the introduction to Section 4 of this Agreement.

1.108. “Threshold Amount” shall have the meaning set forth in Section 11.8.

1.109. “to the knowledge of” or “knowledge” and similar phrases mean (a) in the case of an individual, knowledge of a particular fact or matter, actually known.

1.110. “Trademarks” means any corporate name, domain name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, symbol, logo, slogan, or trade dress.

1.111. “Transferred Contract” shall have the meaning set forth in Section 9.6.

1.112. “Transferred Employee” shall have the meaning set forth in Section 9.1.1.

1.113. “Working Capital” means Current Assets minus Current Liabilities determined in accordance with GAAP as of the Closing Date.

2.	The Transaction.

2.1. Sale and Purchase of Specified Assets. Subject to the terms and conditions of this Agreement, at the Closing, (i) Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase all right, title and interest in and to the Specified Assets, in each case free and clear of any and all Encumbrances, and Seller shall assign to Buyer, and Buyer shall assume, the Specified Liabilities of Seller and (ii) Seller shall cause Teddy New York to transfer, assign and convey to Buyer all right, title and interest in and to the Affiliate Specified Assets.

2.1.1. Specified Assets. The “Specified Assets” means all Assets of Seller as of the Closing Date, of every kind and character, personal tangible, intangible, mixed, used or useful in connection with, or otherwise relating to, the Business, wherever located and whether or not reflected on Seller’s books and records, excluding the Excluded Assets and the other assets expressly excluded in this Section 2.1.1, and including the following Assets:

(a) All Seller’s Intangibles as of the Closing Date;

(b) All of Seller’s Current Assets including prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows;

(c) All of Seller’s Tangible Property (including Inventory), all of which is set forth on Schedule 2.1.1(c);

(d) All of Seller’ Contract Rights under any Contracts related to the Business to which Seller is a party or Seller is bound, including the Specified Contracts, but excluding Contract Rights under (i) this Agreement and any other Contracts entered into by Seller with Buyer in connection with the transactions contemplated by this Agreement; (ii) all Contract Rights under any Specified Contracts requiring a Consent that is not obtained on or before the Closing Date (“Non-Assigned Contracts”); provided that, once such Consent is obtained, the Contract Rights under such Specified Contract shall be deemed, automatically and without further action by the Parties, to be included in the Specified Assets as of the date such material Consent is delivered to Buyer, and (iii) other than the Assigned Benefits Contracts, Contracts that constitute or evidence Employee Benefit Plans of Seller.

(e) All rights under all Insurance Policies owned, held or maintained by Seller, but excluding (1) all rights under Insurance Policies that constitute Employee Benefit Plans of Seller other than with respect to the Assigned Benefits Contracts, and (2) the rights of Seller under its Insurance Policies pertaining exclusively to actual or potential claims or losses that remain Seller’s responsibility after the date hereof.

(f) All rights under all Permits granted or issued to Seller or otherwise held by Seller.

(g) All of Seller’s rights with respect to telephone numbers, telephone directory listings and advertisements, and all of Seller’s goodwill.

(h) All customer lists, prospect lists, supplier lists, referral sources, data bases, computer media and financial and accounting data used by the Seller in the conduct of its Business, but excluding (i) Seller’s corporate minute books, stock books and related organizational documents; and (ii) Seller’s files, books and records relating exclusively to the Excluded Assets or to Seller’s Obligations not included in the Specified Liabilities;

(i) All sales, advertising and marketing materials, invoices, correspondence, files, and books and records in Seller’s rightful possession, but excluding (i) Seller’s corporate minute books, stock books and related organizational documents; and (ii) Seller’s files, books and records relating exclusively to the Excluded Assets or to Seller’s Obligations not included in the Specified Liabilities;

(j) All of Seller’s claims, causes of action and other legal rights and remedies, whether or not known as of the date hereof, relating to Seller’s ownership of the Specified Assets and/or the operation of Seller’s Business, but excluding causes of action and other legal rights and remedies of Seller (i) against Buyer with respect to the transactions contemplated by this Agreement; or (ii) relating exclusively to the Excluded Assets or to Seller’s liabilities not included in the Specified Liabilities;

(k) Without limiting Section 2.1.1(a) above, all of Seller’s trademark rights (whether registered, common law or otherwise) to the “Edelman” name;

(l) All of the Contract Rights pursuant to the Contracts of Seller that fund or pay benefits under Seller’s Employee Benefit Plans and that are listed on Schedule 2.1.1(l) (“Assigned Benefits Contracts”); provided, however, that in no event shall the Assigned Benefits Contracts include any of Seller’s Employee Benefit Plans; and

(m) All of Seller’s right, title and interest in and to Seller’s Real Property, all of which is set forth on Schedule 4.29.2.

(n) That certain Subaru and those certain two Ryder trucks.

2.1.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1.1 or elsewhere in this Agreement, the following Assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Specified Assets and shall remain the property of Seller after the Closing:

(a) (i) Seller’s corporate minute books, stock books and related organizational documents; and (ii) Seller’s files, books and records relating exclusively to the Excluded Assets or to Seller’s Obligations not included in the Specified Liabilities;

(b) the shares of capital stock of Seller held in treasury;

(c) all personnel records and other records that Seller is required by Law to retain (however Buyer will be entitled to copies of all such records at Buyer’s expense);

(d) all claims for refund of Taxes and other Governmental Body charges of whatever nature;

(e) all vehicles owned by Seller, except for the Subaru and two Ryder trucks leased under the lease agreements identified on Schedule 4.10.2;

(f) Contract Rights pursuant to Seller’s Employee Benefit Plans other than with respect to the Assigned Benefits Contracts;

(g) Personal effects of the Shareholders and their respective families, in each case as listed on Schedule 2.1.2(g);

(h) all rights of Seller under this Agreement and all agreements contemplated hereby;

(i) all rights of the Seller in connection with the lease of aircraft from Netjets, Inc. and assets of Seller related thereto as well as all rights of Seller in connection with the purchase of assets from Honda Aircraft Company, Inc.;

(j) all shares of capital stock of Teddy New York or any other subsidiary of Seller;

(k) all rights to the “Edelman” name not expressly contemplated by Section 2.1.2(k) hereof;

(l) any Assets set forth on Schedule 2.1.2(l) attached hereto; and

(m) causes of action and other legal rights and remedies of Seller (whether or not known as of the Closing Date) (i) against Buyer with respect to the transactions contemplated by this Agreement; or (ii) relating exclusively to the Excluded Assets or to Seller’s liabilities not included in the Specified Liabilities.

2.1.3. Specified Liabilities of Seller. The “Specified Liabilities of Seller” means the following specifically described liabilities of Seller as of the Closing Date:

(a) Amounts payable to Bank of America, N.A. pursuant to that certain Loan Agreement dated November 30, 2006 in an amount not in excess of $3,725,442, which shall be paid by Buyer at Closing.

(b) Accrued Taxes and expenses incurred in the ordinary course of business, to the extent included in the calculation of Working Capital;

(c) Assumed Employee Amounts; provided, however, that, for the avoidance of doubt, amounts assumed pursuant to this Section 2.1.3(c) shall not include obligations of Seller to make contributions on behalf of the Transferred Employees pursuant to Seller’s 401(k) and profit sharing plans (including those contemplated by Section 6.1.10(b) hereof);

(d) The accounts payable of Seller incurred in the normal and ordinary course of Seller’s Business and the customer deposits received by Seller in the ordinary course of Seller’s Business, in each case only to the extent specified on Schedule 2.1.3(d) and included in the Calculation of Working Capital, but only to the extent that (i) the incurrence or existence of any such liability does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, and (ii) such liability does not relate to an Excluded Asset.

(e) All Obligations of Seller under the Specified Contracts (including the Assigned Benefits Contracts) (all of which Contracts are listed in Schedule 4.10.2) to the extent relating to the period after the Closing Date (other than those Obligations relating to the Excluded Assets, those Obligations constituting Obligations other than the Specified Liabilities and any Obligations under Specified Contracts to pay warranty claims in connection with sales of products or services by Seller before the Closing Date) provided that: (x) the incurrence or existence of any such Obligation does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, and (y) such Obligations are not due to any breach or default by Seller under any such Specified Contract, in each case with respect to which Seller has received written notice or otherwise has Knowledge (as defined in Section 1 hereof).

Notwithstanding the foregoing, the Specified Liabilities of Seller shall not include the liabilities of Seller under (i) this Agreement or any other Contracts entered into by Seller with Buyer in connection with the transactions contemplated by this Agreement; (ii) any Contracts relating to the formation or acquisition of Seller or any of Seller’s predecessors and (iii) the Seller’s Employee Benefit Plans other than Obligations assumed in connection with the Assigned Benefits Contracts pursuant to Section 2.1.3(e).

2.2. No Other Liabilities. Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for any Obligations of Seller other than the Specified Liabilities, and all Obligations of Seller other than the Specified Liabilities shall remain the sole responsibility of Seller. Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities under Section 2.1.3, Buyer shall not in any manner assume or be liable or responsible for, or acquire any Assets of Seller subject to, any of the following Obligations of Seller:

2.2.1. Affiliates. Any Obligation of Seller that exists at or prior to the Closing Date to any shareholder or any current or former shareholder, member, partner, director or controlling Person of Seller, or to any other Person affiliated with Seller, their affiliates and predecessors including Obligations for dividends declared but not paid or Obligations for guarantees or similar arrangements (“Affiliate Obligations”).

2.2.2. Taxes. Other than the liabilities contemplated by Sections 2.1.3(b) and 9.5.1 of this Agreement, any Obligation for any Tax of Seller including, (a) any Tax payable by Seller not relating to the Business or Specified Assets and (b) any Tax payable by Seller with respect to the Specified Assets or the Business for a Pre-Closing Tax Period.

2.2.3. Contracts. (i) Any Obligation under any Contract assumed by Buyer pursuant to Section 2.1.1 that arises after the Closing Date but that arises out of or relates to any breach that occurred prior to the Closing Date and (ii) all Obligations pursuant to any Contracts set forth on Schedule 2.1.2(l).

2.2.4. Employees. Other than the Assumed Employee Amounts and/or obligations expressly assumed by Buyer pursuant to Section 9.1, any Obligation to any or all Employees of Seller arising or relating to periods prior to the Closing Date including Obligations under Seller’s Employee Benefit Plans or Obligations for severance pay, bonuses (retention or otherwise) and other termination benefits; any Obligation arising out of or relating to any Employee claim relating to periods prior to the Closing Date whether or not the affected Employees are hired by Buyer.

2.2.5. Infringement. Any Obligation arising in connection with or related to Seller’s (or any of Seller’s predecessors’) actual or alleged infringement, violation, or misappropriation of or interference with any Intellectual Property Right of any Person.

2.2.6. Environmental. Any environmental, health and safety Obligations arising out of or relating to the operation of the Business of Seller or its predecessors or the Seller’s leasing, ownership, use or operating of Seller’s Real Property by Seller or its predecessors that existed on or prior to the Closing Date, although the Obligations may not have become known until after the Closing Date, including, without limitation, those Obligations that arise under or relate to Environmental Laws.

2.2.7. Undisclosed Obligations. Any Obligation that either (i) relates to the period prior to the Closing Date or (ii) is not included within the Specified Liabilities.

2.2.8. Compliance. Any Obligation arising out of or resulting from Seller’s non-compliance prior to the Closing Date with any legal requirement or order of any Governmental Body.

2.2.9. Warranty Obligations. Any warranty obligations of Seller related to products or services sold by Seller prior to the Closing Date including, without limitation any Obligations relating to (i) that certain “Dreamcow” leather for the McCormick place convention center in Chicago and (ii) that certain Garrett Aviation quality claim related to Edelman Royal Hide.

3.	Purchase Price.

3.1. Purchase Price. Subject to the adjustments set forth in Section 3.4, the total purchase price for the Specified Assets (“Purchase Price”) shall consist of (a) cash consideration paid at Closing in an aggregate amount equal to Sixty Seven Million Dollars ($67,000,000.00), which shall be paid by Buyer to Seller as set forth in Sections 3.1.1 and 3.1.2 below, (b) the Contingent Payments, if earned, payable in accordance with Section 3.2 and (c) the assumption of the Specified Liabilities by Buyer.

3.1.1. Buyer shall pay to Seller, by wire transfer on the Closing Date (the “Closing Date Payment”), the amount of Sixty-Seven Million Dollars ($67,000,000), less the Escrow Payment.

3.1.2. Buyer shall pay, by wire transfer on the Closing Date, Three Million Dollars ($3,000,000) (the “Escrow Payment”) to a mutually acceptable escrow agent; such Escrow Payment to be treated in accordance with the terms of the Escrow Agreement (as defined in Section 8.1.12).

3.2. Contingent Payments.

3.2.1. Buyer shall pay to Seller the applicable amount specified below under the column titled “Earnout Payment Amount. (the “First Contingent Payment”), based upon the extent to which the EBITDA of the Business for the twelve month period ending on December 31, 2008 (the “First Calculation Period”) meets or exceeds the thresholds specified under the Column titled “EBITDA Thresholds”:

EBITDA Thresholds:	Earnout Payment Amount.
Greater than or equal to $10,200,000	$1,700,000
Greater than or equal to $9,739,000 and up to $10,200,000	$1,500,000
Greater than or equal to $9,400,000 and up to $9,739,000	$750,000
Greater than or equal to $9,000,000 and up to $9,400,000	$500,000
Less than $9,000,000	$0

3.2.2. Buyer shall pay to Seller the applicable amount specified below under the column titled “Earnout Payment Amount. (the “Second Contingent Payment” and together with the First Contingent Payment, the “Contingent Payments”) based upon the extent to which the EBITDA of the Business for the twelve month period ending on December 31,

2009 (the “Second Calculation Period”), meets or exceeds the thresholds specified under the Column titled “EBITDA Thresholds”:

EBITDA Thresholds:	Earnout Payment Amount.
Greater than or equal to $13,000,000	$1,700,000
Greater than or equal to $12,500,000 and up to $13,000,000	$1,500,000
Greater than or equal to $11,500,000 and up to $12,500,000	$750,000
Greater than or equal to $10,500,000 and up to $11,500,000	$500,000
Less than $10,500,000	$0

Each of the First Calculation Period and the Second Calculation Period shall be referred to individually as a “Contingent Payment Year” and collectively as the “Contingent Payment Years”.

3.2.3. Within seventy-five (75) days of the end of each of the First Calculation Period and the Second Calculation Period, Buyer shall prepare and deliver to Seller statements reflecting Buyer’s calculation of the EBITDA for the applicable Contingent Payment Year just ended together with a calculation of the Contingent Payment earned, if any (collectively the “Contingent Statements”). Seller shall have a thirty (30) day period to review Buyer’s Contingent Statements and during such period Buyer shall share its work papers with Seller or its professional advisors.

3.2.4. If Seller disputes the Contingent Statements, it shall deliver a notice to Buyer no later than thirty (30) days after its receipt of such Contingent Statements from Buyer (“Contingent Dispute Notice”). Seller shall set forth in detail in the Contingent Dispute Notice the basis for its disagreement with the Contingent Statements provided by Buyer. If Seller fails to deliver the Contingent Dispute Notice within the allotted time period, Seller shall have been deemed to have agreed to the Contingent Statements prepared by Buyer, which shall be final, conclusive and binding upon the Parties.

3.2.5. If Seller disputes the Contingent Statements within the allotted time period, the Parties in good faith will attempt to jointly resolve any dispute during the thirty (30) day period following the delivery of the Contingent Dispute Notice. If Buyer and Seller can resolve their dispute, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the Parties.

3.2.6. If Buyer and Seller cannot resolve the dispute to their mutual satisfaction, Buyer and Seller shall engage a mutually agreeable independent, qualified, nationally recognized and respected accounting firm having offices in the United States (the “Accounting Firm”), to resolve the dispute and determine the EBITDA for the applicable Contingent Payment Year. The costs and expenses of the Accounting Firm shall be borne equally, but severally, by Buyer, on the one hand, and Seller, on the other hand. To the extent that the Accounting Firm desires the Parties to meet in person, the Parties shall choose a mutually acceptable location for such meeting. Each of Buyer and Seller shall cause their accounting professional advisors to provide the Accounting Firm their respective work papers as may be requested by the Accounting Firm. The Accounting Firm shall be requested to complete their engagement within forty-five (45) days of being retained by Buyer and Seller. The determination of the Accounting Firm shall be final, binding and conclusive upon the Parties. The Contingent Payment, if earned, shall be made by Buyer by wire transfer within three business days of its final determination hereunder.

3.2.7. Until the amount of any Contingent Payment is finally determined pursuant to this Section 3.2., Buyer will not have any obligation to Seller under this Section 3.2 with respect to a given Contingent Payment; provided, however, that in the event of the consummation of a Change of Control (as defined below) prior to the final determination of the EBITDA for the Second Calculation Period, any unpaid Contingent Payment (not to exceed $1,500,000 per Contingent Payment and $3,000,000 in the aggregate) as of the effective date of such Change of Control shall be accelerated and become due and payable to Seller upon the date that the Change of Control becomes effective. For the avoidance of doubt, (i) should a Change of Control occur prior to a final determination in accordance with the terms and provisions of the terms of this Section 3.2 that any one or more Contingent Payments was earned, such Contingent Payments shall be payable and accelerated as a result of such Change of Control, and (ii) should a Change of Control occur after a final determination has been made in accordance with the terms of this Section 3.2 that no Contingent Payment is earned with respect to the First Calculation Period or the Second Calculation Period, as applicable, then only such Contingent Payment, if any, with respect to which no such final determination has been made shall be payable and accelerated as a result of such Change of Control.

For purposes of this Agreement, “Change of Control” shall mean the occurrence in one or any series of related transactions any of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an affiliate of Knoll, Inc., is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the capital stock of Knoll, Inc. or 50% or more of the total voting power of any subsidiary or affiliate whose assets consist of all or substantially all of the Specified Assets or the Business;

(b) any sale, lease, license, exchange or other transfer of (y) all, or substantially all, of the Specified Assets or (z) all or substantially all of the assets of Knoll, Inc. to any person or group of persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than to an affiliate of Knoll, Inc.);

(c) Knoll, Inc. merges or consolidates with or into another Person or another Person merges with or into Knoll, Inc., and in any such case, the securities of Knoll, Inc. that are outstanding immediately prior to such transaction and that represent 100% of the voting power of the capital stock of Knoll, Inc. are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities of Knoll, Inc. are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the capital stock of the surviving Person or transferee; or

(d) the adoption of a plan of liquidation of Knoll, Inc. pursuant to the United State Federal Bankruptcy Code, the institution by Knoll, Inc. of proceedings to be adjudicated a bankrupt or insolvent, or the consent by Knoll, Inc. to the institution of bankruptcy or insolvency proceedings against it, or the filing by Knoll, Inc. of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable Federal or State law, or the consent by Knoll, Inc. to the filing of any such petition or to the appointment of a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of Knoll, Inc., or of any substantial part of the respective properties of either, or the making by Knoll, Inc. of an assignment for the benefit of creditors, or the admission by Knoll, Inc. in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Knoll, Inc. in furtherance of any such action.

3.3. Allocation of Purchase Price.

3.3.1. The parties agree that the Purchase Price and the Specified Liabilities (plus other relevant items) will be allocated to the Specified Assets in accordance with Schedule 3.3.1 and as required by Section 1060 of the Code and the regulations promulgated thereunder or other applicable law. Seller will complete a draft schedule (the “Allocation Schedule”) allocating the Purchase Price and Specified Liabilities to the Purchased Assets and provide a copy to the Buyer at least ten (10) business days prior to the Closing Date.

3.3.2. Except for changes due to post-Closing adjustments in the Purchase Price, which shall be allocated in accordance with Schedule 3.3.1, the Buyer shall notify the Seller within three (3) business days after the receipt thereof if it considers the amount allocated to any assets to be inconsistent with Section 1060 of the Code and the regulations promulgated thereunder. The Seller and the Buyer shall attempt to resolve any disagreement in good faith. If the Seller and the Buyer fail to reach agreement as to an alternative allocation in the three (3) business days following such notice, the dispute with respect to the Allocation Schedule shall be presented on the next business day to a nationally recognized independent accounting firm mutually chosen by the Buyer and the Seller, and if the Buyer and the Seller cannot agree, mutually chosen by their respective independent accounting firms, for a decision that shall be rendered within five (5) business days thereafter. The independent accounting firm’s review shall be limited to whether a disputed item has been prepared in accordance with Section 1060 of the Code and the regulations promulgated thereunder, and shall be final and binding on all parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by the Seller and Buyer.

3.3.3. The Buyer and the Seller shall file, and cause their respective affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Allocation Schedule and shall take no position inconsistent therewith; provided, however, that Buyer may, for financial accounting purposes, allocate between Class VI and Class VII assets, the amounts reasonably determined by Buyer to be required to be allocated to the assets within such classes as long as such allocation is not inconsistent with Seller’s position that all gain with respect to Class VI and VII assets is capital gain for tax purposes. The Buyer and the Seller shall exchange completed and executed copies of IRS Form 8594, any required schedules thereto, and any similar state, local and foreign forms, not later than 30 days prior to the filing date.

3.4. Working Capital Adjustment. Not later than three (3) days prior to Closing, Seller will prepare an estimate of Seller’s Working Capital as of the Closing Date (the “Estimated Working Capital”) and such Estimated Working Capital shall be attached as Schedule 3.4. The Closing Date Payment pursuant to Section 3.1.1 shall be adjusted as follows: (a) to the extent the Estimated Working Capital is less than the Target Working Capital, the Closing Date Payment shall be reduced, dollar for dollar, by such amount, and (b) to the extent the Estimated Working Capital is greater than the Target Working Capital, the Closing Date Payment shall be increased, dollar for dollar, by such amount.

3.4.1. Within sixty (60) days after the Closing Date, Buyer shall prepare a balance sheet reflecting Assets and liabilities of Seller as of the Closing Date and its calculation of the Working Capital at Closing. A physical inventory for such balance sheet shall be conducted by Buyer. Seller and its advisors may observe such physical inventory. Such balance sheet shall be prepared in accordance with GAAP and shall be consistent with past practice.

3.4.2. Seller shall have a thirty (30) day period to review Buyer’s balance sheet and during such period Buyer shall share its work papers with Seller or its professional advisors.

3.4.3. If Seller disputes any items on the balance sheet prepared by Buyer, on the one hand, or Buyer’s calculation of the Working Capital as of the Closing Date (collectively, the “Calculations”), on the other hand, it shall deliver a notice to Buyer no later than thirty (30) days after its receipt of such balance sheet from Buyer (the “Dispute Notice”). Seller shall set forth in detail in the Dispute Notice the basis for its disagreement with the balance sheet or Calculations provided by Buyer. If Seller fails to deliver the Dispute Notice within the allotted time period, Seller shall have been deemed to have agreed to the balance sheet and Calculations prepared by Buyer, which shall be final, conclusive and binding upon the Parties.

3.4.4. If Seller disputes such balance sheet or Calculations within the allotted time period, the Parties in good faith will attempt to jointly resolve any dispute during the thirty (30) day period following the delivery of the Dispute Notice. If Buyer and Seller can resolve their dispute, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the Parties.

3.4.5. If Buyer and Seller cannot resolve the dispute to their mutual satisfaction, Buyer and Seller shall engage the Accounting Firm to resolve the dispute and determine the Working Capital of Seller as of the Closing Date. The costs and expenses of the Accounting Firm shall be borne equally, but severally, by Buyer, on the one hand, and Seller, on the other hand. To the extent that the Accounting Firm desires the Parties to meet in person, the Parties shall choose a mutually acceptable location for such meeting. Each of

Buyer and Seller shall cause their accounting professional advisors to provide the Accounting Firm their respective work papers as may be requested by the Accounting Firm. The Accounting Firm shall be requested to complete their engagement within forty-five (45) days of being retained by Buyer and Seller. The determination of the Accounting Firm shall be final, binding and conclusive upon the Parties.

3.4.6. The final determination of the Working Capital of Seller as of the Closing Date pursuant to this Section 3.4 shall be referred to herein as the “Final Working Capital.” If the Final Working Capital is less than the Estimated Working Capital (the “Negative Working Capital Balance”), such Negative Working Capital Balance shall be paid to Buyer by Seller and the Shareholders (as a joint and several obligation) in immediately available funds within three (3) days of such determination. If the Final Working Capital is in excess of the Estimated Working Capital (the “Positive Working Capital Balance”), such Positive Working Capital Balance shall be paid to Seller by Buyer in immediately available funds within three (3) business days of such determination.

3.4.7. Nothing contained in this Section 3.4 shall be interpreted to limit the indemnification provisions contained in Section 11 hereof.

3.5. Allocation of Expenses. The following expenses attributable to the Seller’s Business shall be allocated between and shall be assumed by Buyer and Seller as follows:

3.5.1. Except for Taxes described in Section 2.1.3(b), all state, county and local ad valorem Taxes on personal property (“Property Taxes”) shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period on a per diem basis. The Seller shall be liable for Property Taxes apportioned to the Pre-Closing Tax Period and Buyer shall be liable for Property Taxes apportioned to the Post-Closing Tax Period.

3.6. Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made by wire transfer of immediately available United States federal funds.

3.7. Original Issue Discount. For purposes of applying Sections 483 and 1272-1274 of the Code, to any portion of the Purchase Price (including Contingent Payments) paid after the Closing Date, each payment not otherwise bearing interest at a stated rate shall be deemed to include interest at the highest applicable federal rate for the month ending on the last day of the month in which the Closing Date occurs.

4.	Representations and Warranties of Seller and the Shareholders.

As a material inducement to Buyer to enter into this Agreement, knowing that Buyer is relying thereon, and to carry out the transactions contemplated hereunder, Seller and the Shareholders, jointly and severally, represent, warrant and covenant to Buyer that, except as specifically referenced in this Agreement and as set forth on Disclosure Schedules hereto furnished to Buyer prior to execution hereof and attached hereto, which exceptions shall be deemed to be representations and warranties as if made hereunder (it being agreed that, for purposes of this Section 4, except where expressly provided otherwise in this Section 4, each reference to Seller shall be deemed to include and refer to Teddy and Arthur Edelman Corp, a New York corporation (“Teddy New York”), and each reference to the Specified Assets shall be deemed to include the Affiliate Specified Assets):

4.1. Organization, Good Standing, Qualification and Capitalization.

4.1.1. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth on Schedule 4.1. Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required. Seller has all required power and authority necessary to own and operate its properties, to carry on its business, including the Business, as now conducted, and to carry out the transactions contemplated by this Agreement.

4.1.2. Seller does not own any securities of any corporation or any other interest in any Person. Except as set forth on Schedule 4.1, Seller has never acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and there is no other Person that may be deemed to be a predecessor of Seller.

4.1.3. Schedule 4.1 sets forth, for Seller: (i) its exact legal name; (ii) its corporate business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its directors and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since Seller’s date of incorporation; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation.

4.1.4. Accurate and complete copies of each of Seller’s certificate of incorporation (the “Certificate”), bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition or formation of Seller (or their predecessors), have been delivered to Buyer.

4.1.5. The authorized equity securities of Seller consist of 1,000 shares of common stock, of which 1,000 are issued and outstanding and 750 of which are owned by Edelman none of which are owned by the Trust and 250 of which are owned by McPhee, respectively, and 5,000 shares of Non-Voting Common Stock of which 4,000 are issued and outstanding and 1,500 of which are owned by Edelman, 1,500 of which are owned by the Trust and 1,000 of which are owned by McPhee, respectively. The Shareholders are and will be on the Closing Date the record and beneficial owners and holders of all equity securities of Seller, owned by them, free and clear of all Encumbrances. There are no other Contracts relating to the issuance, sale or transfer of any equity securities of Seller. There is no outstanding subscription, option, call, warrant (whether or not currently exercisable) or similar right to acquire any equity securities of Seller. There is no outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity or debt securities.

4.2. Subsidiaries. Except as set forth on Schedule 4.2, Seller does not presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other corporation, association or other business entity. Seller is not a participant in any joint venture, partnership or similar arrangement.

4.3. Authorization. All corporate action on the part of Seller (but not Teddy New York), their officers, directors and shareholders necessary for the due authorization, execution and delivery of this Agreement, and the performance of all obligations of Seller (but not Teddy New York) hereunder, has been taken or will be taken prior to the Closing Date. This Agreement constitutes a valid and legally binding obligation of Seller (but not Teddy New York) and the Shareholders, enforceable in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (“Equitable Limitations”).

4.4. Compliance with Laws. (a) Seller is in compliance in all material respects with each material Judgment and with each material Law that is applicable to it or to the conduct of Seller’s Business or the ownership or use of any of its Assets; (b) Seller has at all times been in compliance in all material respects with each material Judgment or material Law that is or was applicable to it or to the conduct of Seller’s Business or use of any of its Assets; (c) no event has occurred and to the Knowledge of Seller no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by Seller of, or a failure on the part of Seller to comply in all material respects with, any material Judgment or material Law. Seller has not received, at any time, any written notice or other written communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

4.5. Consents; Non-Contravention.

4.5.1. Except for the submission of the requisite filings under, and expiration or early termination of the waiting period under the HSR Act and as set forth on Schedule 4.5.1, no Consent, approval, notification, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body or any other Person on the part of Seller or the Shareholders is required in connection with the consummation of the transactions contemplated by this Agreement.

4.5.2. The execution and delivery of this Agreement by Seller (but not Teddy New York) and the Shareholders does not, and the consummation of the transactions contemplated hereby will not, (a) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or (b) give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit or a right of indemnification under (i) any provision of the Certificate or bylaws of Seller, (ii) any Contract to which any of Seller or the Shareholders is bound, or (iii) any Permit, judgment, order, decree, ordinance or Law applicable to Seller, or its properties or Assets or (iv) any standard or requirement of any Governmental Body.

4.6. Customers, Prospects and Suppliers. The top fifteen (15) customers of Seller and the top fifteen (15) suppliers of Seller, in each case during the calendar year 2006 and the calendar year 2007 through June 30th, 2007, are listed on Schedule 4.6. Except as set forth on Schedule 4.6, since January 1, 2007, none of the customers or suppliers of Seller have given written notice to Seller that (a) it will or intends to terminate or not renew its Contract with Seller before the scheduled expiration date, (b) it will otherwise terminate, with Seller, or (c) it may otherwise materially modify or change its relationship, reduce the volume of business transacted with Seller below historical levels. The Seller has not experienced any problems with customers or suppliers since January 1, 2007 which would reasonably be expected to result in a Material Adverse Change. To the Knowledge of Seller, the transactions contemplated hereby will not reasonably be expected to materially and adversely affect the existing contractual relationships with any of Seller’s customers or suppliers.

4.7. Litigation. Except as set forth on Schedule 4.7, there is no action, suit, proceeding or investigation pending or currently threatened against Seller or, to Seller’s or Shareholders’ knowledge, threatened against or affecting any of the officers, directors or employees of Seller with respect to Seller’s Business, including any such action, suit, proceeding or investigation (a) that questions the validity of this Agreement or the right of Seller to enter into this Agreement or to consummate the transactions contemplated hereby or thereby, (b) that might result, either individually or in the aggregate, in an adverse change in Seller’s Business, Assets or condition of Seller, financially or otherwise, or (c) that might result in any change in the current equity ownership of Seller. Seller and the Shareholders have no knowledge that there are any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefore known to Seller or the Shareholders) involving the prior employment of any of Seller’s employees, their use in connection with Seller’s Business of any information or techniques or other Intellectual Property Rights allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to Seller’s Business. To the Knowledge of Seller, there is no action, suit, proceeding or investigation by Seller currently pending or that Seller intends to initiate.

4.8. Intellectual Property.

4.8.1. Schedule 4.8 sets forth a complete and accurate description and list of all patents, registered Trademarks, registered copyrights, and domain name registrations that are owned by the Seller and/or are necessary or material to the operation of the Business as currently conducted, setting forth as to each such item, as applicable, (i) the jurisdiction in which such item is issued, registered or pending, (ii) the application, registration or issuance number, and (iii) the owner of such item. Unless indicated otherwise on Schedule 4.8, Seller holds all rights, title, and interest in and to all Intellectual Property Rights set forth on Schedule 4.8.

4.8.2. Except as set forth on Schedule 4.8, Seller owns, or has the full right to use, all Intellectual Property Rights necessary or material to the operation of the Business as currently conducted, free and clear of any Encumbrance.

4.8.3. Schedule 4.8 also contains a complete and accurate list of all licenses and other rights granted by Seller to any Person with respect to any Intellectual Property Rights and all licenses and other rights granted by any Person to Seller with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on Schedule 4.8, any and all licenses, sublicenses and other Contracts covering or relating to any of Seller’s Intangibles or under which Seller uses any Intellectual Property Rights are legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms substantially the same as those in effect immediately prior to the consummation of the transactions contemplated hereby. To the knowledge of the Seller, Seller is not in any breach of or default under any of the foregoing licenses, sublicenses or other Contracts nor has Seller performed any act or omitted to perform any act which remains uncured, which with notice or lapse of time or both, will become or result in a material violation, breach or default or give rise to indemnification thereunder. No Proceeding is pending or, to the knowledge of Seller, is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any such licenses, sublicenses or other Contracts. Except as set forth in Schedule 4.8, there are no outstanding payments either to or from Seller in respect of any such licenses, sublicenses or other Contracts.

4.8.4. Except as set forth on Schedule 4.8, the operation of the Business as it is currently conducted does not violate, misappropriate, interfere with, or infringe upon any Intellectual Property Right or other proprietary right of any Person, and to Seller’s knowledge, the operation of the Business in the past twenty-four (24) month time period, did not violate, misappropriate, interfere with, or infringe upon any Intellectual Property Right or other proprietary right of any Person. Except as set forth in Schedule 4.8, none of Seller’s Intangibles are subject to any Judgment. No Proceeding is pending or, to the knowledge of Seller, is threatened, nor has any claim or demand been made or notice been given, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Seller of any of Seller’s Intangibles. Seller has received no written notice in the past twenty-four (24) months that any Person has violated, misappropriated, interfered with, or infringed upon, any Intellectual Property Right used in the operation of the Business but not owned by Seller.

4.8.5. Except as set forth on Schedule 4.8, all of Seller’s Intangibles were created as a work or invention for hire (as defined under U.S. copyright or patent law, as applicable, or such similar concept under any other Law in any applicable jurisdiction) for and of Seller by regular full time employees of Seller in the scope of such person’s employment with Seller. To the extent that any author, creator, contributor, or developer of Seller’s Intangibles was not a regular full-time employee of Seller at the time such person authored, created, contributed to, or developed such Seller’s Intangibles or such authoring, creation, contribution or development was not in the scope of such person’s employment with Seller, such author, creator, contributor, or developer has irrevocably assigned to Seller in writing all Intellectual Property Rights and other proprietary rights in such person’s work with respect to such Seller’s Intangibles.

4.8.6. Except as set forth on Schedule 4.8, upon consummation of the transactions contemplated by this Agreement and on the Closing Date, Buyer will be entitled to continue to use all of Seller’s Intangibles, and all Intellectual Property Rights currently used by Seller in the conduct of Seller’s Business, on terms and conditions substantially the same as Seller has heretofore used such.

4.9. Compliance with Other Instruments. Seller is not in violation of or default under any provision of the Certificate or bylaws or in any material respect of any instrument, judgment, order, writ, decree or Contract to which Seller is a party or by which Seller is bound, or of any provision of any federal or state statute, rule or regulation applicable to Seller which would reasonably be expected to have a Material Adverse Change. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Seller is a party and the consummation of the transactions contemplated hereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or Contract or an event that results in the creation of any Encumbrance upon any Assets of Seller or the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit, license, authorization or approval applicable to Seller, Seller’s Business or operations or any of Seller’s Assets or properties.

4.10. Agreements; Action.

4.10.1. Except for agreements specifically set forth on Schedule 4.10.1, there are no agreements, understandings or proposed transactions between Seller and any of its officers, directors, affiliates or any affiliate thereof.

4.10.2. Schedule 4.10.2 contains an accurate and complete list of all of the following Contracts to which Seller is a party or by which Seller is bound (collectively, the “Specified Contracts”): (i) customer and supplier Contracts under which Seller provides products and services; (ii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by Seller; (iii) loan agreements, mortgages, notes, guarantees and other financing Contracts; (iv) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment or the purchase, license, lease and/or maintenance of software or other Intellectual Property Rights under which Seller is the purchaser, licensee, lessee or user, in each case where Seller has an Obligation under any such Contract in excess of $25,000; (v) Contracts for the purchase and finishing of leathers, and all supplier Contracts; (vi) employment, consulting and sales representative Contracts; (vii) Contracts under which any rights in and/or ownership of any software product, technology or other Intellectual Property Rights were acquired (other than Contracts with respect to

Intellectual Property Rights relating to Andy Warhol); (viii) Contracts containing clauses that prohibit or restrict Seller from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting Seller from engaging in any business, and (ix) other Contracts material to Seller’s Business (excluding Contracts which constitute Insurance Policies listed on Schedule 4.24). For the avoidance of doubt, the term “Specified Contracts” shall include any Contracts contemplated by this Section to which either Seller and Teddy New York is a party or by which either of them is a party.

4.10.3. Other than with respect to the Contracts included within the Excluded Assets, all of the Specified Contracts set forth on Schedule 4.10.2 and the Assigned Benefits Contracts are valid, binding and enforceable in accordance with their respective terms, subject to Equitable Limitations. Seller has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any written claim of default or breach under any Specified Contract or Assigned Benefits Contract. To Seller’s knowledge, no event has occurred which with the passage of time or the giving of notice or both would reasonably be likely to result in a default, breach or event of noncompliance by or indemnification obligation of Seller under any Specified Contract or Assigned Benefits Contract. Seller has no knowledge of any breach or anticipated breach by the other parties to any Specified Contract or Assigned Benefits Contract, agreement, instrument or commitment.

4.10.4. Buyer has been supplied with a true and correct copy of each written Specified Contract and Assigned Benefits Contract, together with all amendments, waivers or other changes thereto.

4.10.5. Seller is not a party to or bound by any Contract, agreement or instrument, or subject to any restriction under the Certificate that adversely affects Seller’s Business as now conducted or as proposed to be conducted, Seller’s properties or financial condition.

4.10.6. Other than with respect to the Contracts included within the Excluded Assets, the performance of the Specified Contracts and the Assigned Benefits Contracts in accordance with their respective terms will not result in any violation of or failure to comply in any material respect with any Judgment or Law applicable to Seller on or prior to the date hereof.

4.10.7. Other than with respect to the Contracts included within the Excluded Assets, no Person is renegotiating any amount paid or payable to Seller under any Specified Contract or Assigned Benefits Contract or any other term or provision of any Specified Contract or Assigned Benefits Contract.

4.10.8. The Specified Contracts and Assigned Benefits Contracts are all of the Contracts relevant to Seller’s Business as currently conducted or has been conducted within the past 12 months or otherwise necessary and sufficient to operate Seller’s Business. There are no currently outstanding proposals or written offers submitted by Seller to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract outside of the ordinary course of business.

4.11. Related-Party Transactions. (i) No employee, shareholder, officer or director of Seller or member of his or her immediate family is indebted to Seller, nor is Seller indebted (or committed to make loans or extend or guarantee credit) to any of them, (ii) none of such person has any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation that competes with Seller and (iii) no member of the immediate family of any officer or director of Seller are directly or indirectly interested in any Contract with Seller.

4.12. Financial Statements.

4.12.1. Seller has delivered to Buyer Seller’s annual unaudited balance sheet for each of the fiscal years ended December 31 2006, 2005 and 2004 together with the related statements of income, shareholders’ equity and cash flows for the twelve month periods then ended (collectively, the “Annual Financial Statements”) and unaudited balance sheet (the “Latest Balance Sheet”) of Seller as of June 30, 2007 (the “Latest Balance Sheet Date”) together with the related statements of income, shareholders’ equity and cash flows for the six month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements are based on the books and records of the Seller (books and records of Seller are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP). The Financial Statements (including the notes thereto) are accurate and consistent with the books and records of Seller (which, in turn, are accurate and complete) and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments with respect to the Interim Financial Statements. Except as disclosed in the Financial Statements, Seller is not a guarantor or indemnitor of any Indebtedness of any other Person, firm or corporation. Seller maintains a standard system of accounting established and administered in accordance with GAAP.

4.12.2. To the knowledge of the Seller, no employee of the Seller who serves, or in the past three-year period prior to the date of this Agreement has served, in an accountancy or management capacity with the Seller has been convicted of a felony or other crime involving theft, embezzlement, fraud, larceny or moral turpitude.

4.13. Changes. Since June 30, 2007, there has not been:

(a) any change in the Assets, liabilities, financial condition or operating results of Seller from that reflected in the Financial Statements, except changes in the ordinary course of business that have not resulted and would not reasonably be expected to result in a Material Adverse Change;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets, properties, financial condition, operating results or businesses of Seller;

(c) any satisfaction or discharge of any lien, claim or Encumbrance or payment of any obligation by Seller, except in the ordinary course of business and that has not resulted and would not reasonably be expected to result in a Material Adverse Change;

(d) any material change or amendment to a Specified Contract by which Seller or any of Seller’s Assets or properties is bound or subject;

(e) any material change in any compensation arrangement or agreement with any Employee of Seller;

(f) any sale, assignment, dividend or transfer of any Asset (including Intellectual Property Rights or Intangibles), in each case, except for sales of inventory in the ordinary course of business consistent with past practice;

(g) any resignation or termination of employment of any key officer of Seller; and Seller and the Shareholders have not been notified by any such officer of any impending resignation or termination of employment of any such officer;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by Seller, with respect to any of Seller’s properties or Assets, except liens for taxes not yet due or payable;

(i) receipt of written notice or, to the Knowledge of Seller, any other notice that there has been a loss of, or order cancellation by, any major customer of Seller during the twelve month period prior to the date hereof in a greater amount than that historically experienced by Seller in any calendar year in the ordinary course of business;

(j) made capital expenditures or commitments therefor other than in the ordinary course of business and as set forth on Schedule 4.13(j);

(k) to Seller’s knowledge, any other event or condition that might materially and adversely affect the Assets, properties, financial condition, operating results or Seller’s Business, taken as a whole; or

(l) any agreement or commitment by Seller to do any of the things described in this Section 4.13.

4.14. Tax Returns.

4.14.1. Seller has timely filed or will timely file (taking into account any applicable extension of time within which to file) all material Tax Returns that it is required to file on or prior to the Closing Date. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller for a Pre-Closing Tax Period (whether or not shown on any Tax Return) have been timely paid or will be timely paid on or prior to the Closing Date or accrued on the books and records of the Seller as of the Closing Date in accordance with GAAP. No written claim has ever been made by any taxing authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no (other than liens for Taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings and, in each case, adequate reserves have been made with respect thereto) Encumbrances on any of the assets of Seller that are directly attributable to any failure (or alleged failure) to pay any Tax.

4.14.2. Seller is not presently the subject of and has not been the subject of any audit or other examination of material Taxes by any applicable taxing authority.

4.14.3. Seller has not, as of the Closing Date, entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes of the Seller with respect to the Business or the Specified Assets that has not expired.

4.14.4. All material Taxes which Seller is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

4.14.5. Seller (a) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (b) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor or by contract.

4.14.6. The Seller has made a valid S election under Code §1361. Such election was effective as of the year commencing January 1, 1990. The Seller has also made all such elections required under any analogous provisions of state or local income tax law in each jurisdiction in which the Seller treats itself as such a comparable S corporation, which such jurisdictions and dates of such comparable S corporation elections are listed on Schedule 4.14.6.

4.15. Permits. Seller has all franchises, Permits, licenses and any similar authority necessary for the conduct of Seller’s Business, all of which are set forth on Schedule 4.15. Seller is not in default under any of such franchises, Permits, licenses or other similar authority.

4.16. Environmental Matters. Except as disclosed in Schedule 4.16, (a) Seller and its predecessors are and have been in compliance with applicable Environmental Laws; (b) Seller is not subject to any pending or, to Seller’s Knowledge, threatened or contemplated Proceeding alleging violation of any Environmental Law or alleging responsibility for any environmental condition at any site, nor does Seller have knowledge as to any such Proceeding with respect to its predecessors; (c) Seller has not received any written notice or demand that either Seller or its predecessors may be potentially responsible for any environmental condition at any site or potentially liable for any claim arising under Environmental Laws; (d) Seller has not received a request for information under CERCLA or any state or local counterpart; (e) neither Seller nor its predecessors have caused a release or a threatened release of Hazardous Materials from any Real Property owned, operated, used or leased by Seller or any other Real Property, nor has Seller or its predecessors caused an unlawful disposal of Hazardous Materials on any Real Property nor, to Seller’s knowledge, are underground or aboveground storage tanks, fuel tanks, asbestos containing materials, PCBs or lead-based paint present on, in, at or under any real property now or heretofore owned, used or leased by Seller; (f) Seller has all material permits and approvals required by Environmental Laws to conduct its business and Seller has not received any notice that any Governmental Body intends to cancel, terminate or not renew any such permit or approvals; (g) Seller has not agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability nor has Seller agreed to assume the environmental liability of any person by contract, agreement, or operation of law; (h) the transactions contemplated hereby are not subject to any state environmental transfer laws, including the Connecticut Transfer Act and no governmental approval, clearance or consent is required under any Environmental Law for such consummation or for Seller to continue its business after the Closing; (i) to Seller’s knowledge, no other Person has released Hazardous Materials at any property now or formerly owned, leased or used by Seller or in a location that could threaten or contaminate such properties with any Hazardous Materials; and (j) Seller has delivered copies to Buyer of all material environmental reports, permits, suits, information requests, orders, notices of violation, closure letters, agency documentation, site status letters and similar documentation in Seller’s possession or control, listed in Schedule 4.16, and has disclosed its waste practices and its transportation or use, if any, of Hazardous Materials.

4.17. Disclosure. Seller and the Shareholders have fully provided Buyer with all the information that Buyer has requested to decide whether to enter into this Agreement and all information that Seller and the Shareholders believe is reasonably necessary to enable Buyer to make such decision.

4.18. Obligations.

4.18.1. Seller has no Obligations other than (i) Obligations identified as such in the “liabilities” column on the Latest Balance Sheet, (ii) Obligations set forth on Schedule 4.18, (iii) Obligations under Contracts listed on Schedule 4.10.2, provided that as of the date of the Latest Balance Sheet, no such Obligation consisted of or resulted from a default under or violation of any such Contract, (iv) Obligations which constitute trade payables and accrued expenses which (x) were incurred since the date of the Latest Balance Sheet in the ordinary course of Seller’s Business, (y) were not incurred in breach of any of the representations and warranties made in this Section 4, and (z) have not been due and owing for more than thirty (30) days and (v) Obligations that are not in excess of $25,000 individually or $100,000 in the aggregate.

4.19. Accounts Receivable. The Accounts Receivable shown on Schedule 4.19 (by account debtor and with an aging summary) represent the total consolidated Accounts Receivable of Seller. Such Accounts Receivable are valid accounts receivable based upon products sold or services rendered. Each of Schedule 4.19 and the Financial Statements reflect proper reserves for uncollectible Accounts Receivable in accordance with GAAP. Proper amounts of deferred revenues appear on the books and records of the Seller, in accordance with GAAP, with respect to all of the Seller’s (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

4.20. Inventory. The Inventory shown in the Financial Statements and in the balance sheet delivered pursuant to Section 3.4 is valued therein at the lower of cost or market and none of the Inventory is obsolete. Seller has good and valuable title to all such Inventory. Such Inventory is in good and merchantable condition such that it can be sold in the ordinary course of Seller’s business consistent with past practice.

4.21. Tangible Property. The Tangible Property of Seller has been appropriately depreciated in accordance with a standard system of accounting established and administered in accordance with GAAP and applied on a consistent basis.

4.22. Title and Sufficiency of Property and Assets.

4.22.1. Schedule 4.22 accurately identifies all Specified Assets that are being leased or licensed to Seller.

4.22.2. Schedule 4.22 sets forth all Assets (other than Excluded Assets) owned by affiliates or subsidiaries of Seller (including Teddy New York) and used in connection with the Business (“Affiliate Specified Asset”). Except for the Affiliate Specified Assets and the Excluded Assets, neither Teddy New York nor any other affiliate or subsidiary of Seller owns any Assets used in connection with the Business.

4.22.3. The property and Assets Seller owns are owned by Seller free and clear of all mortgages, loans and Encumbrances, except (i) for statutory liens set forth on Schedule 4.22 for the payment of current taxes that are not yet delinquent, and (ii) for Encumbrances and security interests set forth on Schedule 4.22 that arise in the ordinary course of business, none of which, individually or in the aggregate, impair Seller’s ownership or use of such property or Assets. With respect to the property and Assets it leases, Seller is in compliance with such leases and hold a valid leasehold interest free of any Encumbrances, subject to clauses (i) and (ii) above.

4.22.4. No Assets other than the Specified Assets and Affiliate Specified Assets are necessary to operate, or have been material to or used in the operation of, Seller’s Business as currently conducted or as conducted during the two year period ending on the date hereof.

4.23. Product Warranties of Seller; Product Liability. Schedule 4.23(a) sets forth a list of the products of Seller and for each such product all warranties, whether express or implied, written or oral, with respect to such products. The aggregate return and repair expense for the calendar years 2002 to 2006 has never exceeded $100,000 in any such individual calendar year. Except as set forth in Schedule 4.23(b), no product liability claims (whether insured or not) have been made or, to the Knowledge of Seller, threatened against Seller; nor, to the Knowledge of Seller, is there any basis for such claim.

4.24. Insurance. Seller has in full force and effect policies of insurance as described in Schedule 4.24, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of Seller’ properties that might be damaged or destroyed and sufficient for compliance in all material respects with all Contracts to which Seller is a party. All liability policies of Seller during the past five (5) years have provided coverage on an “occurrence basis.” Seller is not in default with respect to its obligations under any insurance policy maintained by Seller, and Seller has not been denied insurance coverage. Seller has delivered to Buyer a true and correct copy of its insurance claims history for the past five (5) years. No written notice of cancellation or non-renewal has been furnished to Seller and, to the Knowledge of Seller, no cancellation or non-renewal has been threatened or contemplated with respect to any such policy of insurance.

4.25. Employee Benefits.

4.25.1. Schedule 4.25.1 contains an accurate and complete list of all of the material Employee Benefit Plans which the Seller sponsors, maintains, contributes to or is required to contribute to (referred to collectively as the “Seller Employee Benefit Plans” and individually as a “Seller Employee Benefit Plan”). Accurate and complete copies of all of the Seller Employee Benefit Plans have been provided to Buyer as well as the most recent determination, advisory or opinion letter issued, if any, by the Internal Revenue Service (“IRS”) with respect to a Seller Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code. None of the Seller Employee Benefit Plans is subject to Title IV of ERISA or Code Section 412. None of the Seller Employee Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f).

4.25.2. Except as set forth on Schedule 4.25.2, in no event will Buyer have any Obligation in connection with any Employee Benefit Plan sponsored, maintained, contributed to or to which there is an obligation to contribute to by any ERISA Affiliate.

4.25.3. With respect to the Seller Employee Benefit Plans, Seller and each ERISA Affiliate will have made, on or before the Closing Date, all material payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date.

4.25.4. To the Seller’s knowledge, all of the Seller Employee Benefit Plans of the Seller, that are either intended or required to be qualified under Section 401(k) of the Code are, and have been, operated in material compliance with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder.

4.26. Employees, Labor Agreements and Actions.

4.26.1. Other than with respect to the Shareholders, Schedule 4.26 contains an accurate and complete list of all of the employees of Seller (“Employees”) (including any Employee of Seller who is on a leave of absence or on layoff status) and (a) their titles or responsibilities; (b) their identification number(s) and principal residence address; (c) their dates of hire; (d) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (e) their last compensation changes and the dates on which such changes were made; and (f) the location at which such Employee is employed and the employer of such Employee. Except as disclosed in Schedule 4.26, since June 30, 2007, no alterations have been made in the terms of employment or conditions of service of any Employee or in the pension or other benefits of any Employee or any past officer or employee of Seller’s Business or any other dependents, and no Employee has been dismissed from Seller’s Business or resigned from Seller’s Business claiming that he or she has been constructively dismissed. No Person is employed or engaged in Seller’s Business (whether under a Contract of service or Contract for services) other than the Employees listed on Schedule 4.26.

4.26.2. Except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of the Employees at will and without payment to such Employee other than for services rendered through termination and without incurring any penalty or liability.

4.26.3. Seller is not a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller. The Seller has not within the past five years experienced any union organizing attempts and, to the Seller’s knowledge, no such attempts are underway.

4.26.4. Since January 1, 2004, Seller has not experienced any labor problem that was or is material to it. To the Knowledge of Seller, Seller’s relations with its Employees are currently on a good and normal basis in all material respects.

4.26.5. To the knowledge of Seller: (i) no Employee has received an offer to join a business that may be competitive with Seller’s Business; and (ii) no Employee is a party to or are bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such Employee of any of his/her duties or responsibilities as an Employee of Seller, or (B) Seller’s Business.

4.26.6. Seller is not aware that any Employee of Seller intends to terminate employment with Seller, nor does Seller have a present intention to terminate the employment of any Employee. Seller has complied with all applicable state and federal equal employment opportunity and other laws related to employment (including without limitation, provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining and the payment of social security and other taxes), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change. Seller is not aware that it has any material labor relations problems (including without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Seller is not bound by or subject to (and none of Seller’s Assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union.

4.26.7. Except as set forth in Schedule 4.26, there are no amounts outstanding or promised to any of the Employees and no liability has been incurred by Seller which remains undischarged for breach of any Contract of service or for services or for severance, redundancy or similar payments (including protective awards) or for compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise and no order has been made at any time for the reinstatement or re-engagement of any of the Employees or any Person formerly employed or engaged in Seller’s Business, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

4.26.8. Except as set forth in Schedule 4.26.8, there is no claim, action or dispute existing or, to the Knowledge of Seller, threatened in respect of or concerning any of the Employees, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

4.27. Complaints; Warranties. To the knowledge of Seller, Seller has received no customer complaints concerning their products and/or services that taken individually or together would constitute a Material Adverse Change.

4.28. Marketing Rights. Except as disclosed on Schedule 4.28, Seller has not granted rights to license, distribute, market or sell Seller’s products or services to any Person and are not bound by any agreement that affects Seller’s exclusive right to distribute, market or sell its products.

4.29. Real Property.

4.29.1. Seller does not own any Real Property. Seller does not lease, license, or occupy any Real Property in connection with the Business, except as disclosed in Schedule 4.29.1.

4.29.2. Schedule 4.29.2 identifies the Real Property leased (such leases and any and all ancillary documents pertaining thereto, including all amendments, modifications, supplements, exhibits, assignments, subleases, schedules, addenda and restatements thereto shall collectively be referred to herein as the “Leases”), occupied or otherwise used by Seller in connection with the Business (such leased, occupied and used property shall hereinafter shall collectively be referred to herein as “Seller’s Real Property”).

4.29.3. Schedule 4.29.3 contains, with respect to the Leases, an accurate and complete list of: the lessors under each Lease, date of each Lease and any amendments thereto.

4.29.4. Except as disclosed in Schedule 4.16, to the knowledge of Seller, neither Seller’s Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice or threat from any lessor, Governmental Body or other Person has been received by Seller or served upon any Seller’s Real Property claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, or installations.

4.29.5. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of Seller’s Real Property and are adequate to serve Seller’s Real Property for Seller’s current use thereof.

4.29.6. Except as set forth on Schedule 4.29.6, Seller has not leased or subleased any parcel or any portion of any parcel of Seller’s Real Property to any other Person, nor has Seller assigned its interest under any Lease.

4.29.7. The terms and conditions contained in the Leases are the only agreements or understandings with respect to Seller’s Real Property, and there are no separate agreements or understandings with respect to Seller’s Real Property.

4.29.8. To the knowledge of Seller, no event has occurred which, with the passage of time and/or service of notice, could constitute an event of default under any of the Leases.

4.29.9. All rents, and all additional rents, percentage rents and all other charges, if any, due and payable under the Leases have been fully paid.

4.29.10. To the knowledge of Seller, all of the terms, covenants and conditions required to be performed and observed by lessor and lessee under the Leases have been performed and observed.

4.30. Questionable Payments. To the Knowledge of Seller, neither Seller, nor any of the current or former shareholders, directors, executives, officers, representatives, agents or employees of Seller (when acting in such capacity or otherwise on behalf of Seller or any of its predecessors): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (d) has made any false or fictitious entries on the books and records of Seller; or (e) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Seller.

4.31. Broker or Finder. Neither Seller nor any party acting on Seller’s behalf has incurred any liability or obligation, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, except for the services of de Visscher & Co., whose fee Seller agrees to pay.

5.	Representations of Buyer.

Knowing that Seller is relying thereon, Buyer represents and warrants and covenants with Seller, as follows:

5.1. Organization. Buyer is a Delaware limited liability company that is duly organized, validly existing and in good standing. Buyer possesses the limited liability company power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

5.2. Corporate Authority.

5.2.1. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and each other document, agreement or instrument to be executed and delivered by Buyer pursuant to this Agreement, and the performance by Buyer of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite action on the part of Buyer.

5.2.2. This Agreement, when executed and delivered by Buyer, assuming due execution and delivery hereof by each of the other parties hereto, constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.3. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) violate any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (ii) conflict with, or result in a breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer under, or to a loss of any benefit of Buyer to which Buyer is entitled under, any Contract to which Buyer is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Buyer and any of its Affiliates is a party or is subject; and (iii) violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Buyer is subject.

5.4. Financial Capability. As of the date hereof and on the Closing Date, Buyer or Knoll, Inc. has and will have sufficient funds to pay the Purchase Price on the terms and conditions contemplated by this Agreement.

5.5. Representations of Seller. Buyer acknowledges, for itself and on behalf of its Affiliates and financing sources, that neither the Seller nor any of its Affiliates makes any express or implied representation or warranty with respect to the Business, the Specified Assets or otherwise with respect to merchantability or fitness for any particular use or purpose (including all other warranties arising under the Uniform Commercial Code), except as specifically set forth in this Agreement, all of which representations and warranties other than contained in this Agreement are hereby waived by Buyer. Buyer acknowledges that, except for the representations and warranties contained in Section 4, Buyer takes the Business, the Specified Assets and the Specified Liabilities “as is”, “where is” and “with all faults”.

5.6. No Litigation. There is no action, Governmental Order outstanding, suit, litigation, legal proceeding or arbitration pending or, to the knowledge of Buyer, threatened in writing, against Buyer or any of its Affiliates by or before any Governmental Body or arbitrator which could delay or prevent the consummation of the transactions contemplated by this Agreement.

5.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, all of which fees and expenses are the sole responsibility of Buyer.

5.8. Consents. Except for the submission of the requisite filings under, and expiration or early termination of the waiting period under the HSR Act, no Consent, approval, notification, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body or any other Person on the part of Buyer is required in connection with the consummation of the transactions contemplated by this Agreement.

6.	Certain Covenants of the Parties.

6.1. Conduct of Business of Seller Prior to the Closing Date.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Seller shall (and the Shareholders shall cause Seller to):

(a) conduct Seller’s Business in the ordinary course in a manner consistent with past custom and practice (including, without limitation, develop new customer business in a manner consistent with past practice, maintain insurance on the Specified Assets as they are insured on the date hereof);

(b) maintain the Specified Assets in good working condition (normal wear and tear excepted);

(c) pay or accrue all accounts payable and expenses (including Taxes), purchase inventory, and collect all Accounts Receivable, in each case in the ordinary course of business consistent with past practice;

(d) make capital expenditures in accordance with Seller’s normal budget;

(e) notify Buyer as soon as reasonably possible if Seller has determined that: (i) a representation or warranty contained in this Agreement is or is reasonably likely to be or will be untrue or incorrect in any material respect, (ii) one or more of the conditions set forth in Section 8.1 will not be fulfilled prior to the Closing Date, or (iii) any Material Adverse Change has occurred;

(f) use commercially reasonable efforts to take or cause to be taken all proper steps, actions and corporate proceedings to enable Seller to vest good and marketable title in Buyer to the Specified Assets, free and clear of all Encumbrances, at Closing;

(g) perform and observe in all material respects all Seller’s obligations and those of any of their predecessors (whether arising under common law, statute, equity or otherwise) under or in connection with the Contracts of employment of the Employees;

(h) Other than the Assumed Employee Amounts, pay the Employees all sums to which they are entitled up to and including the Closing Date (whether arising under common law, statute, equity or otherwise) including, without limitation, all wages and salaries, sick pay, maternity pay, any liability to taxation, accrued holiday pay, expenses, accrued bonus, commission and other sums payable in respect of any period up to the Closing Date;

(i) use commercially reasonable efforts to maintain Seller’s Business and Employees, customers, Assets and operations as an ongoing business and in accordance with past custom and practice; and

(j) use commercially reasonable efforts to secure the assignment to Buyer of all Specified Contracts or Assigned Benefits Contracts that require from the other parties thereto a consent or approval in order to assign such Specified Contract or Assigned benefits Contracts to Buyer pursuant to this Agreement;

(k) pay all rents, additional rents, percentage rents and all other charges due under the Leases;

(l) perform and observe in all material respects all of the terms, covenants and conditions required to be performed and observed by lessee under the Leases;

(m) notify Buyer promptly of (i) the occurrence of any default by the lessor under any of the Leases, or the occurrence of any event which with the passage of time and/or service of notice could constitute a default by the lessor under any of the Leases, and (ii) the receipt by Seller of any written notice from the lessor noting or claiming the occurrence of any default by lessee under any of the Leases, or the occurrence of any event which with the passage of time and/or service of notice could constitute a default by the lessee under any of the Leases (and shall deliver a copy of any written notice of default to Buyer).

6.1.2. Negative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Seller shall not:

(a) sell, transfer, or otherwise dispose of any of the capital stock of Seller or issue any shares (or rights to buy shares) of capital stock of Seller;

(b) other than (i) cash dividends in the ordinary course of business consistent with past practice (including estimated tax payments), or (ii) distributions of Excluded Assets, and (iii) cash dividends that in the aggregate would not result in working capital being an amount less than Target Working Capital, pay any dividend or redeem, purchase, or otherwise acquire, directly or indirectly, any of Seller’s capital stock;

(c) Other than dividends permitted by 6.1.2(b) above and sales of Inventory in the ordinary course of business, sell, transfer, or otherwise dispose of any of the Specified Assets of Seller;

(d) grant any material increase in the compensation or benefits of any Employee of Seller (other than in the ordinary course of business in accordance with past practice);

(e) dismiss any of the Employees or engage or employ any Person in Seller’s Business other than the Employees without Buyer’s prior written consent, which consent will not unreasonably be withheld;

(f) except as permitted pursuant to Section 6.1.2(d) above, alter in any material way the terms and conditions (including current levels of wages, salary or holiday entitlement) upon which any Employee is employed without Buyer’s prior written consent, other than in the ordinary course of business in accordance with past practice;

(g) enter into any transaction with any affiliate of Seller (including, without limitation, the Shareholders and its subsidiaries);

(h) subordinate, or permit the subordination of any of the Leases to any mortgage or other encumbrance of, or lien on, any interest in the real property without the prior written consent of Buyer, unless required by any such Lease;

(i) without Buyer’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or supplement, modify or amend, any of the Leases or any rights relating to the Seller’s Real Property, or waive any right, title or interest relating thereto; and

(j) commit or enter into any agreement to do any of the foregoing.

6.1.3. Access. Subject to the terms of that certain letter agreement dated May 18, 2007, between Buyer and de Visscher & Co. (on behalf of the Seller), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Seller shall provide Buyer’s accounting, legal, lending and other representatives (upon reasonable notice and agreement and scheduled so as not to cause disruption to the business) access at reasonable times to all of its business locations, to Seller’s personnel familiar with Seller’s Business and to all items related to Seller’ Assets, personnel, and affairs which are reasonably necessary to perform additional due diligence.

6.1.4. Exclusivity. Commencing on the date hereof and until the earlier to occur of the Closing Date or the date of termination of this Agreement pursuant to its terms, Seller and the Shareholders shall not (and will not permit any affiliate, subsidiary, employee, officer, director, shareholder, agent or other Person acting on its behalf to) discuss or negotiate with any other Person a possible sale of all or any part of the issued and outstanding securities of Seller or the Specified Assets (other than the sales of inventory in the ordinary course of business consistent with past practice), whether such transaction takes the form of a sale of stock, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sales of assets, or otherwise (an “Acquisition Proposal”), or provide any information to any other Person concerning Seller (other than information which Seller provides to other Persons in the ordinary course of business consistent with past custom and practice, so long as Seller has no reasonable basis to believe that the information will be utilized to evaluate an Acquisition Proposal). Each of Seller, the Shareholders and each affiliate, employee, officer, director, shareholder, agent, or other Person acting on its or their behalf (a) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal (other than with Buyer or pursuant to confidentiality agreements entered into with various third parties on or prior to date hereof regarding potential Acquisition Proposals); (b) shall cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal, and (c) shall promptly notify Buyer of any Acquisition Proposal, or any inquiry or contact with any Person or entity with respect thereto.

6.1.5. Governmental Permits and Approvals. The Seller and the Shareholders shall use their reasonable efforts to provide any notices to any Governmental Body and to obtain all Permits and approvals from any Governmental Body, including filing under the HSR Act no later than five (5) business days from the date hereof, required to be provided or obtained by the Seller and/or the Shareholders and/or the Buyer for the lawful consummation of the transactions contemplated hereby, including expiration or early termination of the waiting period under the HSR Act, and to take all steps necessary to transfer or have reissued to Buyer any governmental licenses, approvals or Permits by Closing.

6.1.6. Notice and Consents. Without in any way limiting the provisions contained in Section 6.1.5 herein, the Shareholders and the Seller shall use their reasonable efforts to secure approvals and Consents from any third parties necessary to the consummation of the transactions contemplated hereby or contemplated by any instrument, document or agreement contemplated hereby, including the Consents listed or required to be listed on Schedule 4.5.1 attached hereto.

6.1.7. Reasonable Efforts. Each of Seller and Buyer shall use their respective reasonable efforts to consummate the transactions contemplated hereby as of the earliest practicable date. Neither Seller nor Buyer shall fail to take, or cause to be taken, any action that would impair the prospect of completing the transactions contemplated hereby.

6.1.8. Updated Schedules. Seller agrees to deliver to Buyer updated Disclosure Schedules to this Agreement at least three (3) days prior to the Closing Date (it being understood that such updated information shall not be deemed to modify the representations, warranties and covenants of the Shareholders or Seller contained in this Agreement).

6.1.9. Computation of Assumed Employee Amounts and Contribution Obligations.

(a) On or before the Closing Date, Seller shall deliver to Buyer a schedule reflecting an estimate of (i) the amount of bonuses payable (or that would be payable as of the Closing Date if the fiscal year of Seller ended on the Closing Date) for each of the Transferred Employees pursuant to applicable bonus plans of Seller, in each case assuming that the maximum bonus is earned, and (ii) the amount of vacation time and sick time for which each Employee is entitled (or that would be payable as of the Closing Date if the fiscal year of Seller ended on the Closing Date) together with the amount earned by the Employees as of the date hereof but not used (collectively, such items contemplated by subsections (i) and (ii) of this Section 6.1.9(a) shall be referred to herein as the “Assumed Employee Amounts”). The Assumed Employee Amounts as of the Closing Date shall be determined by Seller and accrued on Seller’s balance sheet as of the Closing Date as a Current Liability and taken into account in the computation of Estimated Working Capital. The Seller shall pay on or before the Closing to all Transferred Employees all change of control bonuses for which Seller is contractually obligated to make to such Transferred Employees (whether by written or oral agreement).

(b) On or before the Closing Date, Seller shall deliver to Buyer a schedule reflecting an estimate of the maximum amounts, consistent with current practice, for which Seller is obligated to contribute or would contribute, as of the Closing Date, to Seller’s 401(k) Plan as matching contributions and profit-sharing contributions and payments Seller would make pursuant to its profit sharing plans for the fiscal year 2007 (for a partial year if such partial year ended on the Closing Date) (collectively, the “Contribution Obligations”). On the Closing Date, Seller shall contribute such estimated amounts to the accounts of applicable Transferred Employees under the Seller’s 401(k) plan and, with respect to Seller’s profit sharing plans, pay such estimated amounts to the applicable Transferred Employees. The actual Contribution Obligations as of the Closing Date shall be determined by the application to the fullest extent possible of procedures contemplated by Sections 3.4.1 through 3.4.5; provided, however, that dates of delivery of applicable information may be reasonably delayed by Buyer until such actual Contribution Obligations as of the Closing Date may be determined. To the extent the estimate is less than the actual amount finally determined applying the procedures contemplated by Sections 3.4.1 through 3.4.5 hereof, the Seller shall make such added contribution to accounts of the Transferred Employees within three business days of final determination hereunder.

6.1.10. Governmental Permits and Approvals. The Buyer shall use its reasonable efforts to provide any notices to any Governmental Body and to obtain all Permits and approvals from any Governmental Body, including filing under the HSR Act no later than five (5) business days from the date hereof, required to be provided or obtained by the Buyer for the lawful consummation of the transactions contemplated hereby, including expiration or early termination of the waiting period under the HSR Act, and to take all steps necessary to transfer or have reissued to Buyer any governmental licenses, approvals or Permits by Closing.

6.1.11. Estoppel Certificates. Seller shall use commercially reasonable efforts to have delivered to Buyer at Closing estoppel certificates from each of the lessors under the Leases, which shall be in form agreed upon by the parties hereto. Seller shall pay any and all expenses charged by any lessor in connection with the negotiation and execution of such estoppel certificates.

6.1.12. Nondisturbance Agreements. Seller shall use commercially reasonable efforts to have delivered to Buyer at Closing a nondisturbance agreement from the mortgage lender, if any, having a mortgage lien on the real property leased by Seller located at 80 Pickett District Road, New Milford, Connecticut, in a form reasonably acceptable to Buyer. Seller shall pay any and all expenses charged by the mortgage lender in connection with the negotiation and execution of such nondisburbance agreements.

6.1.13. Mohawk Agreement. Seller shall use commercially reasonable efforts to amend that certain letter agreement dated January 1, 2006 between Mohawk River Leather Works, Inc. and Seller as reasonably acceptable to Buyer including amendments to contemplate (i) a three year term and (ii) add Spinneybeck as a party.

6.1.14. Environmental Policy. On or prior to the Closing, the Buyer shall purchase an insurance policy to be paid for by Seller for a ten year term based upon such terms that are customary for policies of this type and reasonably acceptable to Buyer and Seller and naming Buyer, Knoll, Inc. and Seller and their respective affiliates as named insured parties (the “Environmental Policy”). Each of the Seller and the Buyer shall be responsible for fifty percent (50%) of all premiums payable under the Environmental Policy up to $100,000, any premium in excess of such amount to be borne by Buyer. The Buyer shall not be responsible for any costs or expenses of any environmental testing or investigation that may be required by the insurer in connection with the Environmental Policy and the Seller shall be solely responsible for the payment or satisfaction of any deductible or self-insured retention provided for in the Environmental Policy. Neither the Seller nor the Buyer shall cancel the policy over the 10 year period, without the other’s consent, and each of Seller and Buyer shall use commercially reasonable efforts to maintain the policy in full force and effect over such term.

6.1.15. The Seller and Shareholders will not take or allow any action that would result in the termination of the Seller’s status as a validly electing S corporation within the meaning of Code §§1361 and 1362 or within the meaning of any comparable and applicable provision of income tax law of each state and local jurisdiction listed on Schedule 4.14.6, in either case, prior to the Closing Date.

7.	Closing.

The closing of the sale of the Assets (the “Closing”) shall take place on or before October 31, 2007, or upon the satisfaction or waiver by the Parties of respective obligations pursuant to Section 8 hereof (other than conditions with respect to actions to be taken at the Closing itself), whichever is later (the “Closing Date”) unless otherwise agreed by the Parties hereto, at such time and place as the Parties mutually agree upon orally or in writing. It is contemplated that the Closing shall occur by the exchange of Closing deliveries through the mail and, if necessary, by facsimile. However, if it is required for all parties to be physically present at one location in order to consummate the Closing, such Closing shall take place at the offices of Blank Rome LLP, One Logan Square, Philadelphia, PA.

8.	Conditions Precedent to Closing.

8.1. Conditions Precedent to the Obligations of Buyer and Seller. The obligations of Buyer and Seller under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions (any one or more of which may be waived in whole or in part by the consent of the party to whom the condition benefits) and which conditions are set out herein for the mutual benefit of Buyer and Seller):

8.1.1. Representations and Warranties; Covenants. Each of the representations and warranties of Buyer and Seller under this Agreement shall be true and accurate in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date, and with reference to such date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date; provided; however, that any representations and warranties qualified with respect to materiality shall be true and correct as of the Closing Date. Buyer and Seller shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by them.

8.1.2. Incumbency Certificates. Buyer and Seller shall have delivered to each other a certificate of the secretary of Buyer or Seller, as applicable, as to the incumbency and signatures of the officers of Buyer or Seller, as applicable, executing this Agreement.

8.1.3. Shareholder Employment Agreements. The Buyer and the Shareholders shall have delivered to each other executed employment agreements between each of the Shareholders and Buyer; substantially in the form attached as Exhibit 8.1.10.

8.1.4. Intentionally Omitted.

8.1.5. Escrow Agreement. Pursuant to Section 3.1.2, Buyer, Seller and the Shareholders shall have delivered to each other an executed escrow agreement, substantially in the form attached as Exhibit 8.1.5 (the “Escrow Agreement).

8.1.6. Regulatory Approvals. Buyer and Seller shall have obtained such consents and approvals of all Governmental Bodies (including expiration or early termination of the waiting period under the HSR Act) as are necessary or desirable to consummate the transactions.

8.1.7. Bulk Sales. The applicable Party hereto (whether Buyer or Seller) shall have made the requisite notice filings required by Law within specified timelines, or otherwise complied with bulk sales notice requirements, in each of Connecticut, California, Florida, Washington D.C., Illinois and Texas.

8.1.8. Purchase Price Allocation. The Buyer and Seller shall have agreed on an allocation of the Purchase Price in accordance with Section 3.3 hereof.

8.2. Additional Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions (any one or more of which may be waived in whole or in part by Buyer at its sole option and which conditions are set out herein for the exclusive benefit of Buyer):

8.2.1. Recent Developments. Since the date hereof, there shall be no fact or circumstance (individually or in the aggregate) which would reasonably be expected to result in a Material Adverse Change.

8.2.2. Closing Certificate and Documents. Seller and the Shareholders shall have executed and delivered a certificate, executed by an officer of Seller, dated the Closing Date to Buyer certifying to the fulfillment of the conditions set forth in Sections 8.1.1.

8.2.3. Opinion of Counsel. Seller shall have furnished Buyer an opinion of counsel to Seller and the Shareholders providing the opinions attached hereto as Exhibit 8.2.3.

8.2.4. Discharge of Indebtedness; Release of Encumbrances. Seller shall have satisfied in full all Indebtedness (except for non-delinquent, ordinary course trade payables) and shall have obtained a discharge or release of all Encumbrances over or otherwise affecting any of the Specified Assets and evidence of such discharge or release shall be delivered to Buyer at Closing.

8.2.5. Bill of Sale; Other Documents. Seller shall have delivered to Buyer a Bill of Sale in form and substance reasonably acceptable to Buyer.

8.2.6. Intellectual Property Rights. Seller shall have entered into and delivered instruments of transfer for all Specified Assets constituting Intellectual Property Rights in form and substance reasonably acceptable to Buyer.

8.2.7. Intentionally Omitted.

8.2.8. Change of Name. Seller shall have filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware, changing its corporate name to “Pickett District Holdings, LLC.”

8.2.9. Third Party Consents. All Consents set forth on Exhibit 8.2.9 shall be obtained.

8.2.10. Specified Assets held by Affiliates of Seller. Each of Seller’s affiliates (including Teddy & Arthur Edelman Corp, a New York corporation) shall have executed and delivered to Buyer appropriate documents (the “Affiliate Conveyance Documents”) to transfer and convey to Buyer all Assets owned by such affiliate or subsidiary used in or related to the Business.

8.2.11. New Milford Lease. The lease with respect to the premises located in New Milford, Connecticut shall be amended in a manner reasonably acceptable to Buyer to (i) provide Buyer the right to sublet space and (ii) add customary indemnification language in favor of the tenant.

8.2.12. Resolutions. Seller shall have furnished copies of the resolutions, duly adopted by the board of directors and shareholders of Seller, authorizing Seller to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the date hereof.

8.3. Additional Conditions Precedent to the Obligations of Seller. The obligations of Seller to proceed with the Closing hereunder are subject to the fulfillment prior to the Closing of the following conditions (any one or more or which may be waived in whole or in part by Seller at their sole option and which conditions are set out herein for the exclusive benefit of Seller):

8.3.1. Closing Certificates. Buyer shall have furnished to Seller a certificate of one of its officers, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in subsection 8.1.1. Buyer shall have furnished a good standing certificate for Buyer from its jurisdiction of organization, dated no earlier than five days before the Closing Date.

8.3.2. Assumption Agreement. Buyer shall have furnished Seller an Assumption Agreement in form and substance reasonably acceptable to Seller.

8.4. Resolutions. Buyer shall have furnished copies of the resolutions, duly adopted by the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the date hereof.

9.	Certain Continuing Obligations.

9.1. Employee Matters.

9.1.1. Within a reasonable period of time (but not less than seven (7) days) prior to the Closing Date, Buyer agrees to make offers of employment to Seller’s employees (including any employees who are absent on the Closing Date because of illness or being on short term or long term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence or other leave of absence) whose work has been associated primarily with the Business and whose names are set forth on Schedule 9.1. The parties agree that with respect to the Transferred Employees: (i) for a twelve month period following Closing, cash compensation and benefits shall be comparable in the aggregate to what such employees received as of June 30, 2007; (ii) such employees shall have the opportunity to participate in Employee Benefit Plans and compensation arrangements substantially similar to those maintained by Seller as of August 1, 2007; (iii) such employees shall be given credit for past service, for purposes of eligibility and vesting under Buyer’s benefit plans and programs; (iv) Buyer shall cause medical or dental plans sponsored by Buyer or its Affiliates to waive any exclusion for any preexisting condition in respect to medical and dental coverage offered to such employees to the extent provided on the Closing Date by the Assigned Benefits Contracts and subject to Section 2.1.3(e) of this Agreement; provided, however, that Buyer shall not be deemed to be in breach of this Section (iv) should Seller fail to obtain the consents to assign the Assigned Benefits Contracts; provided, further that the Buyer shall not cause the material terms and persons covered by such Assigned Benefits Contracts to be changed; and (v) Buyer, for the plan year which includes the Closing Date, shall cause its group health plan to reorganize all deductibles and coinsurance payments paid for such plan year by such employees prior to the Closing Date. With respect to subsection (iv) of the previous sentence, Buyer shall use commercially reasonable efforts to obtain comparable benefits under replacement contracts should Seller fail to secure applicable consents to assign the Assigned Benefits Contracts. For purposes of this Section 9.1.1, “cash compensation” shall include base salary or wages plus any commission, variable pay target bonus, incentive compensation, premium pay, overtime and shift differentials. Buyer, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the Seller’s Employees who are given such offers, which shall conform in all respects to the provisions of this Section 9.1.1. Buyer shall consult with Seller prior to extending employment offers with respect to communicating the offers to the Seller’s employees. Each of Seller’s Employees who accepts such offer of employment and becomes an employee of Buyer or its affiliates on the Closing Date is referred to as a “Transferred Employee,” and all such employees collectively are referred to as the “Transferred Employees.” Seller shall not take any action to prevent or discourage any employee whose work has been associated with the Business to accept Buyer’s offer of employment and Seller shall encourage such employees to accept such offer of employment.

9.1.2. Except as otherwise provided in this Section 9.1, as of the Closing Date, Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any of the employees of the Business for any periods prior to and including the Closing Date and all amounts owed to any of the employees of the Business arising out of the transactions contemplated by this Agreement, including any such wages, commissions, salaries, bonuses and other compensation, sick pay and severance or other payments on account of termination, except for Assumed Employee Amounts which shall be assumed by Buyer as of the Closing Date with respect to Transferred Employees. As of and after the Closing Date, Buyer shall, or shall cause its affiliates to (i) assume, honor and be solely responsible for paying, providing and satisfying when due (A) all vacation, personal days, sick pay and other paid time off for Transferred Employees, and (B) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Laws and under any Employee Benefit Plan sponsored or maintained by Buyer or its affiliates, in each case accruing, incurred or arising as a result of employment or separation from employment with Buyer or its affiliates, on or after the Closing Date with respect to Transferred Employees; and (ii) be solely responsible for paying and providing long term disability benefits with respect to any of Seller’s Employees who is receiving long term disability benefits under Seller’s Employee Benefit Plans as of the Closing Date, to the extent provided on the Closing Date by the Assigned Benefits Contracts; provided, however, that Buyer shall not be deemed to be in breach of this Section (ii) should Seller fail to obtain the consents to assign the Assigned Benefits Contracts; provided, further that the Buyer shall not cause the material terms and persons covered by such Assigned Benefits Contracts to be changed. With respect to subsection (ii) of the previous sentence, Buyer shall use commercially reasonable efforts to obtain comparable benefits under replacement contracts should Seller fail to secure applicable consents to assign the Assigned Benefits Contracts. Transferred Employees shall be fully vested in their respective benefits accrued under all Seller Employee Benefit Plans as of the Closing Date.

9.1.3. Effective commencing on the Closing Date, Buyer shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”) with respect to all employees and former employees of the Business, and their qualified beneficiaries, for whom a qualifying event occurs prior to, on or after the Closing Date in accordance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”); provided, however, that Buyer’s obligations under this Section 9.1.3 shall not include the obligations to comply with COBRA for periods prior to the Closing Date. For purposes of this Section 9.1.3, the terms “qualifying event” and “qualified beneficiary” shall have the meanings ascribed to them in COBRA.

9.1.4. Nothing contained in this Agreement shall confer upon any employee of Seller any right with respect to continued employment by Buyer, nor shall anything herein interfere with any right Buyer may have after the Closing to (i) terminate the employment of any employee at any time, with or without cause, or (ii) establish or modify any of the terms and conditions of the employment of the employees. This Section is solely for the benefit of the parties to this Agreement and will not be deemed to create any third party beneficiaries.

9.2. Transition and Cooperation. From and after the Closing Date, (a) Seller shall reasonably cooperate to transfer to Buyer the control and enjoyment of Seller’s Business and the Specified Assets including, without limitation, Seller’s domain name; (b) Seller shall not take any action, directly or indirectly, alone or together with others, which materially obstructs or impairs the smooth assumption by Buyer of Seller’s Business and the Specified Assets; (c) Seller shall promptly deliver to Buyer upon the Buyer’s reasonable request, copies of all correspondence, papers, documents and other items and materials received by any of them or found to be in their possession which pertain to Seller’s Business or the Specified Assets (other than Seller’s corporate minute books, stock books and related organizational documents); and (d) after the date hereof Seller shall take all actions reasonably practicable to meet the conditions of the Closing set forth in Section 8.

9.3. Use of Names. After the Closing Date, Seller shall not use any corporate name, fictitious name or product name used by Seller at any time on or before the date hereof and included in the Specified Assets, (including the name “Edelman” or any variation thereof in any manner similar to uses or that would require rights, as the case may be, contemplated by Section 2.1.1(k) hereof, except as may be reasonably necessary to perform its obligations hereunder as agreed upon by Buyer in writing in advance. Upon Buyer’s request, Seller shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name used by Seller at any time on or before the Closing Date and included in the Specified Assets.

9.4. Further Assurances. At any time and from time to time after the date hereof, at Buyer’s request and expense, and without further consideration, Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyer may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

9.5. Taxes. Notwithstanding any other provisions of this Agreement to the contrary, each of Buyer and Seller shall pay one half of all sales, use, transfer and similar Taxes, if any, required to be paid in connection with the transactions contemplated by this Agreement.

9.6. Contract Matters. After the Closing, each Specified Contract (“Transferred Contract”) as to which (a) the Contract Rights of Seller are included in the Specified Assets, and (b) Consent to the assignment thereof from Seller to Buyer may be required under such Transferred Contract or applicable Law but was not obtained on or before the Closing Date, shall be handled in accordance with the following provisions:

9.6.1. Consent. Seller shall reasonably cooperate with Buyer in Buyer’s efforts to obtain Consent to the assignment of such Transferred Contract. If and when Consent to assignment of such Transferred Contract is obtained, such Transferred Contract shall no longer be subject to the provisions of this Section 9.6.

9.6.2. Subcontracting. Solely to the extent permitted by the applicable Transferred Contract and to the extent Seller reasonably determines that it should not be exposed to liability or obligations for which it does not receive adequate indemnity from Buyer, (i) Seller shall make available to Buyer all Contract Rights and other benefits of such Transferred Contract, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent possible, and Buyer shall be considered an independent subcontractor or sublessee of Seller, or an agent of Seller, with respect to all matters concerning such Transferred Contract, (ii) until Consent to assignment of each Transferred Contract is obtained, Buyer shall use commercially reasonable efforts to perform in accordance with the provisions of such Transferred Contract, (iii) Buyer shall be entitled to retain all payments due from the other party or parties under the Transferred Contracts, and (iv) without Buyer’s prior written consent, Seller shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Transferred Contract, nor shall Seller exercise any Contract Right under such Transferred Contract. Without limiting the foregoing, Buyer shall be considered Seller’s agent for purposes of (a) collecting all amounts that may be due from the other party or parties to such Transferred Contract; and (b) negotiating or otherwise handling all disputes and issues that may arise in connection with such Transferred Contract.

9.6.3. Buyer’s Instructions. At Buyer’s direction, Seller shall (a) give notice to the other party or parties to such Transferred Contract that Buyer is Seller’s subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyer; (b) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Transferred Contract as Buyer determines, in its sole discretion, are advisable; and (c) exercise any Contract Right under such Transferred Contract at such time and in such manner as Buyer determines, in its sole discretion, to be advisable, in each case as set forth in clauses (a), (b) and (c) above, but only to the extent Seller reasonably determines it shall not be exposed to liability or obligation for which it does not receive adequate indemnity from Buyer. Seller shall promptly provide Buyer with a copy of each notice provided in accordance with this Section 9.6.3.

9.6.4. Collateral Assignment. Effective as of the Closing Date, Seller hereby collaterally assigns to Buyer, only to the extent such assignment is not prohibited by the terms of such Transferred Contract, and grants to Buyer a security interest in, all of Seller’s contract rights under such Transferred Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of Seller’s obligations under this Section 9.6. Buyer shall have, and Seller shall deliver to Buyer at the Closing, possession of the original executed copy of such Transferred Contract.

10.	Restrictive Covenants of Seller and the Shareholders.

10.1. Certain Acknowledgements. Seller and the Shareholders expressly acknowledge that:

(a) Seller’s Business is highly competitive, is marketed throughout the United States and in many other world-wide locations;

(b) Buyer expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its technology, products and services;

(c) the covenants of this Section 10 (the “Covenants”) are a material part of the agreement among the Parties hereto and are an integral part of the obligations of Seller and the Shareholders hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of Buyer.

10.2. Nondisclosure Covenants. At all times after the date hereof, except with Buyer’s prior written consent, or except in connection with the proper performance of services for and as an employee of Buyer, Seller and the Shareholders shall not, directly or indirectly, in any capacity, communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information concerning the Business or Specified Assets, no matter when or how such knowledge or information was acquired including (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) designs, concepts, know-how, user manuals, technical manuals and other documentation for trading systems, communications networks and related technologies; (v) employment and payroll records; (vi) forecasts, budgets, acquisition models and other nonpublic financial information; and (vii) expansion plans, management policies, methods of operation, information about possible acquisitions or divestitures and other business and acquisition strategies and policies.

10.3. Non-solicitation and Non-competition Covenants. During the period beginning on the date hereof and ending on the fourth (4th) anniversary of the Closing Date; except with Buyer’s prior written consent or in furtherance of Buyer’s business after the Closing, Seller and the Shareholders shall not, directly or indirectly, in any capacity, at any location worldwide:

(a) engage in any Competing Business or own, be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than five percent (5%) in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant.

(b) solicit the trade of, or trade with, any customer or supplier of Buyer or any of its affiliates (including customers and suppliers of the Business) for the purpose of engaging in a competing Business.

(c) solicit or induce any employee, distributor, sales representative, agent or contractor of Buyer or any of its affiliates to terminate his/her employment or other relationship with Buyer, and

(d) whether directly, indirectly or through affiliates, publish or communicate disparaging or derogatory statements or opinions about Buyer or the Business, including but not limited to, disparaging or derogatory statements or opinions about Buyer’s and/or its affiliates’ management, products or services, to any third party, it being understood that it shall not be a breach of this Section for the Shareholder or Seller to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on its reasonable belief and are not made in bad faith.

For purposes of this Section, the term “Competing Business” means any business engaged in the manufacturing, marketing, distribution or sale of products or services associated with the leather and leather coverings businesses together with the products and services comprising the Business and any business of Knoll, Inc. as of the Closing Date.

10.4. Certain Exclusions. For purposes of this Section 10, confidential and proprietary knowledge and information of Buyer, Seller, the Business or the Specified Assets that shall not include any knowledge and information that is now (i) known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 10; (ii) was known to the recipient of any such knowledge or information at the time of disclosure and was received by such recipient on a non-confidential basis from a source (other than the other party to this Agreement) that is not and was not bound by a confidentiality agreement with such recipient or otherwise prohibited from transmitting such knowledge or information through a contractual, legal or fiduciary obligation; or (iii) was independently developed by the recipient of such knowledge or information without any use of any other confidential and proprietary knowledge and information of the disclosing party as demonstrated by reasonably satisfactory evidence at the time of such independent development.

10.5. Enforcement of Covenants. Seller and the Shareholders expressly acknowledge that it would be extremely difficult to measure the damages that might result from any breach of any of the Covenants, and that any breach of any of the Covenants will result in irreparable injury to Buyer for which money damages could not adequately compensate. If a breach of the Covenants occurs, Buyer shall be entitled in addition to all other rights and remedies that Buyer may have at law or in equity to have an injunction issued by any competent court enjoining and restraining Seller and/or the Shareholders and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that Seller and/or the Shareholders or any such other Person may have against any member of Buyer shall not constitute a defense or bar to the enforcement of any of the Covenants. If Buyer must resort to litigation to enforce any of the Covenants that has a fixed term and Buyer is not entitled to monetary damages to remedy such a breach of such Covenants which have a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of the last day of the original fixed term of such Covenant.

10.6. Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

11.	Indemnification.

11.1. Indemnification by Seller and the Shareholders. Seller and the Shareholders shall, jointly and severally (but subject to Section 11.8.5 hereof), indemnify, defend, save and hold Buyer and its officers, directors, shareholders, employees, agents, representatives and affiliates (collectively, the “Buyer Indemnitees”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, as well as the costs and expenses incurred in connection with having to issue any letters of credit (collectively, the “Buyer Damages”), asserted against, imposed upon or resulting to or incurred by any of Buyer Indemnitees resulting from or in connection with:

(a) a breach of any of the representations and warranties made by Seller or the Shareholders in this Agreement, the Disclosure Schedules, the exhibits or certificates (including the certificate delivered pursuant to Section 3.2 hereof) furnished pursuant hereto by Seller or the Shareholders;

(b) any breach of any of the covenants or agreements made by Seller or the Shareholders in or pursuant to this Agreement;

(c) any Obligation of Seller other than the Specified Liabilities, including (1) any Obligation arising out of the ownership or operation of the Specified Assets or the Assets of Seller prior to the Closing Date other than the Specified Liabilities and (2) any noncompliance with any “bulk sale” or fraudulent transfer law or similar law in respect of the transaction contemplated under this Agreement and (3) other than accrued Taxes or expenses described in Section 2.1.3(b) and included in the calculation of Working Capital, any such Obligation that is imposed upon Buyer or its affiliates as a result of any Law under which Buyer or its affiliates have successor liability for any Tax of the Seller for a Pre-Closing Tax Period or other Obligations of Seller or Seller’s Employee Benefit Plans and (4) any Proceeding against the Buyer or its affiliates whereby Buyer or its designee would, if unsuccessful in defending such Proceeding, be required to pay any Person for or with respect to any Obligation of Seller other than the Specified Liabilities;

(d) any brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or the Shareholders (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

(e) The amount, if any, by which Buyer is required to pay Obligations of Seller (x) of a nature contemplated by Section 6.1.9(a), subsections (i) and (ii) in excess of the dollar amount of Assumed Employee Amounts included in the Current Liabilities a part of the Working Capital and (y) for accrued Taxes and expenses of Seller contemplated by section 2.1.3(b) in excess of amounts included in the calculation of Working Capital.

(f) The failure of Seller to secure on or before Closing all Consents required to be disclosed on Schedule 4.5.1 of this Agreement; provided, however, that in no event will the liability of Seller and the Shareholders under this subsection exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate; provided, further, that with respect to the Assigned Benefits Contracts, Buyer shall use commercially reasonable efforts to secure substitute contracts (comparable to the Assigned Benefits Contracts) should consent not be received by Seller before Closing and Seller shall indemnify and hold Buyer harmless with respect to Buyer’s costs and expenses in relation to securing such replacement contracts and to the extent that premiums and other costs related to such replacement contracts (but unrelated to increases in the number of Buyer’s employees as compared to the number of Transferred Employees) are in excess of the Assigned Benefits Contracts.

All amounts paid by Seller or Buyer pursuant to Section 11.1 or 11.2 shall, to the extent permitted by applicable law, be treated as adjustments to the purchase price for all Tax purposes.

11.2. Indemnification by Buyer. Buyer shall indemnify, defend, save and hold Seller and their officers, directors, shareholders, employees, agents, representatives and affiliates (collectively, the “Seller Indemnitees”) harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing net of receipt of insurance or other proceeds (net of any expenses to obtain recovery and retroactive adjustment or other reimbursement to the insurer or other payor in respect to such payment) (collectively, the “Seller Damages”) asserted against, imposed upon or resulting to or incurred by any Seller Indemnitees resulting from (a) a breach of any of the representations and warranties made by Buyer in this Agreement or in any certificate furnished pursuant hereto by Buyer, and (b) a breach of any of the covenants or agreements made by Buyer in or pursuant to this Agreement.

11.3. Setoff. In addition to all other rights and remedies that Buyer Indemnitees and Seller Indemnitees (each, an “Indemnitee”) may have, the Indemnitee (but with respect to the Buyer Indemnitees, only if the Escrow Amount is unavailable to satisfy indemnification claims made hereunder) shall have the right to setoff, against any amounts due to the Indemnitor, whether due under this Agreement, any of the other Contracts contemplated by this Agreement or otherwise, any sums for which the Indemnitee is entitled to indemnification under this Section 11. The Indemnitee’s rights to indemnification under this Section 11 shall not be in any manner limited by or to this right of setoff. If any Indemnification Matters are pending at a time when the Indemnitee is required to pay any amount due to the Indemnitor, then the Indemnitee shall have the right, upon notice to the Indemnitor, to withhold from such payment, until final determination of such pending Indemnification Matters, the total amount for which the Indemnitor may become liable as a result thereof, as determined by the Indemnitee reasonably and in good faith. Notwithstanding anything to the contrary in this Agreement, no Buyer Indemnitee shall have the right to setoff, against any amount due either of the Shareholders under their respective employment agreements to be entered into with Buyer on the Closing Date, any sums for which any such Buyer Indemnitee is entitled to indemnification under this Agreement.

11.4. Notice of Claims. If an Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Buyer Damages or Seller Damages, as the case may be (“Damages”), for which it is entitled to indemnification under this Section 11, or has discovered the liability, obligation or facts giving rise to such claim for indemnification, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the “Indemnifying Party”) with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at Law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 11.4 shall not affect any of such party’s rights under this Section 11 except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnified Party.

11.5. Determination of a Claim. After the expiration of a period of thirty (30) days following the time of delivery of the notice of claim described in Section 11.4 (a “Notice of Claim”) to the Indemnifying Party, the Indemnified Party’s indemnification right shall be deemed perfected unless (a) any Indemnifying Party shall object in a written statement delivered to the Indemnified Party to the claims made in the Notice of Claim and (b) such statement shall have been delivered to the Indemnified Party prior to the expiration of such thirty (30) day period. Any indemnification claim that is deemed to be perfected under this Section 11.5 because the Indemnifying Party does not object thereto in the manner described in the preceding sentence is referred to herein as an “Agreed Claim.”

11.6. Resolution of Conflicts. If an Indemnifying Party shall object in writing to an exercise of an Indemnified Party’s rights in respect of any claim or claims made in any Notice of Claim, the Parties shall attempt in good faith to agree upon the rights of the respective

Parties with respect to each of such claims pursuant to Section 11 hereof within sixty (60) days after objection by the Indemnifying Party. If the Parties should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties (with a statement of the amount, if any, of to be distributed to the Indemnified Party).

11.7. Third Party Claims. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing and reasonably acceptable to the Indemnified Parties, any third party claim, action or suit and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Parties advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Parties to participate in the defense of any such action or suit through counsel chosen by them, provided that the fees and expenses of such counsel shall be borne by the Indemnified Parties. If the Indemnifying Party undertakes, conducts and controls the conduct and settlement of such action or suit, (a) the Indemnifying Party shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of the Indemnified Party, (b) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party, (c) the Indemnifying Party shall permit the Indemnified Party to participate in (but not control) such conduct or settlement, at the Indemnified Party’s sole expense, through counsel chosen by the Indemnified Party and (d) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

11.8. Limits on Indemnification.

11.8.1. The maximum liability that Buyer, on the one hand, and Seller and the Shareholders, on the other hand, may have with respect to claims for indemnification under Sections 11.1(a), 11.1(b) and 11.2(a), 11.2(b), as applicable, will be Seventeen Million Five Hundred Thousand Dollars ($17,500,000) other than (such following items in (1) and (2) to be referred to herein as “Carve-outs”): (1) with respect to Seller and Shareholder liability (x) any claims relating to indemnification matters in connection with (i) Section 4.14 (Taxes), (ii) Section 4.1.1 (Organization), (iii) Section 4.3 (Authorization), and (iv) Section 4.22.2 and the first sentence of Section 4.22.3 (Assets), for which the maximum liability shall be the amount of the Purchase Price and (y) any claims with respect to fraud or intentional misconduct, for which liability shall not be limited and (2) with respect to Buyer liability, (x) any claims related to indemnification matters in connection with (i) Section 5.1 (Organization), and (ii) Section 5.2 (Corporate Authority), in each case, for which the maximum liability shall be the Purchase Price, and (y) any claims with respect to fraud or intentional misconduct, for which liability shall not be limited; provided, however that the limitation contemplated in this Section pertaining to 11.1(b) and 11.2(b) shall not be applicable to claims involving a breach of Sections 11 and 12 of this Agreement, for which liability shall not be limited, and Sections 6.1.1, 6.1.2, 9.1, 9.2, 9.3 and 10, for which the maximum liability shall be the amount of the Purchase Price. Except with respect to Carve-outs and the representations contained in Section 4.26.12 hereof (all of which shall be indemnified from dollar one), Buyer, on one hand, and Seller and the Shareholders, on the other hand, shall not be required to indemnify and hold harmless one another with respect to claims for indemnification under Sections 11.1(a) and 11.2(a), as applicable, unless and until the aggregate amount of Damages accruing against Buyer on one hand and Seller and the Shareholders on the other hand, exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Threshold Amount”), after which the responsible party or parties shall be obligated for all such Damages in excess of $125,000.

11.8.2. Recovery hereunder shall be reduced, by and to the extent, that an Indemnitee shall actually receive proceeds under insurance policies as a result of, and in compensation for, the subject matter of a Buyer or Seller Claim (each a “Claim”) by such Indemnitee. A Claim also will be reduced to the extent that it would have been covered by Policy of the Seller that was in force as of the Closing Date but is not covered (or not covered to the same extent) by insurance after the Closing Date because the Buyer reduced or discontinued comparable insurance coverage. If the Buyer discontinues, increases the deductible or coinsurance, or reduces the limits of coverage with respect to any credit, public liability, comprehensive and excess coverage, or other insurance that was maintained by the Seller and in force as of the Closing Date, the Seller and the Shareholders will not be liable to the Buyer for any portion of an Claim that would have been paid pursuant to a claim duly and timely made under a policy that was maintained by the Seller and in force as of the Closing Date.

11.8.3. Any recovery received hereunder shall be reduced, by and to the extent, that an Indemnitee shall actually receive or realize a Tax benefit as a result of the subject matter of a Claim, provided, that the availability of such proceeds for any Claim shall not be a defense to such Claim or be utilized as a means of delaying indemnification payments hereunder. If an Indemnitee receives any Tax benefit with respect to a Claim that is the subject of an Indemnification Claim that has been paid by an Indemnitor, however, the Indemnitee promptly shall pay to the Indemnitor the amount of benefit actually received. The determination of any such Tax benefit shall be made in good faith by the Indemnitee and, if requested by the Indemnitor, shall be reinforced in writing by an independent public authority firm selected by the Indemnitor.

11.8.4. Any Damages to which Seller or the Shareholders become obligated to pay under this Section 11 shall be paid first from the Escrow Payment and then from Seller and the Shareholders.

11.8.5. Any Damages to which Seller or the Shareholders become obligated to pay under this Section 11 shall be joint and several up to an amount equal to Fifteen Million Dollars ($15,000,000) (the “Joint and Several Cap”) and with respect to any Damages in excess of the Joint and Several Cap (“Excess Damages”), such Excess Damages shall be joint and several with respect to Seller and several, but not joint, with respect to each of the Shareholders with Edelman and the Trust being jointly and severally responsible for 95.5% of such Excess Damages and McPhee being responsible for 4.5% of such Excess Damages.

11.8.6. Notwithstanding any provision to the contrary set forth herein (except with respect to indemnification claims arising out of fraud or willful misrepresentation of Buyer, Seller or any Shareholder and as expressly provided herein with respect to injunctive relief arising out of a breach by Seller or the Shareholders under Section 10.2), the rights of

Buyer and Seller to indemnification under this Agreement as set forth in this Section 11 shall be the sole and exclusive remedy available to any Buyer Indemnitee or any Seller Indemnitee under this Agreement.

11.9. Survival. All representations and warranties made in this Agreement or pursuant hereto and any rights to indemnification for a breach of such representations or warranties shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties included within the Carve-outs (other than fraud and willful misconduct) shall survive until the expiration of their respective statute of limitations plus ninety (90) days, and (b) the survival period relating to fraud and willful misconduct shall be unlimited. For the avoidance of doubt, should a Party make an indemnification claim prior to the expiration period contemplated hereby, such claim shall survive until the final resolution of such claim pursuant to this Agreement and the Escrow Agreement.

11.10. Payment of Damages. Any Damages to which Seller or the Shareholders become obligated to pay under this Section 11 shall be paid first from the Escrow Payment and then from Seller and the Shareholders, jointly and severally (but subject to Section 11.8.5 hereof), within ten (10) business days of such determination.

12.	Termination.

12.1. The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

12.2. Buyer may terminate this Agreement by giving written notice to Seller and the Shareholders at any time prior to the Closing if the Closing has not occurred by November 30, 2007, unless such failure results primarily from Buyer breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to Seller, the Shareholders and Buyer.

12.3. Seller and the Shareholders may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing has not occurred by November 30, 2007, unless such failure results primarily from Seller or the Shareholders breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to Seller, the Shareholders and Buyer.

12.4. Either Buyer or Seller and the Shareholders may terminate this Agreement if there has been a material breach on the part of Seller and the Shareholders or Buyer, as the case may be, of the representations, warranties or covenants of such other Party set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby unless such terminating Party’s breach of this Agreement has caused the condition to be unsatisfied.

12.5. Except as provided in Section 12.6 below, if this Agreement is terminated as permitted under Section 12.1 through 12.3, such termination shall be without liability to any Party. In no event shall a Party be entitled to consequential damages if this Agreement is terminated in accordance with the provisions hereof. In the event of any termination of this Agreement, the terms and conditions of that certain letter agreement, dated May 18, 2007, between Buyer and de Visscher & Co. (on behalf of Seller) shall continue in full force and effect.

12.6. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

13.	Other Provisions.

13.1. Publicity. At all times, without the prior written consent of Buyer, Seller and the Shareholders shall not make any public announcement regarding the transactions contemplated by this Agreement, nor shall they in any manner disseminate any information regarding Seller, the Shareholders, Buyer or the transactions contemplated by this Agreement.

13.2. Fees and Expenses. Each of the Parties shall pay all of the fees and expenses incurred by such Party in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby. Without in any manner limiting the foregoing, all legal, accounting and other professional fees and expenses incurred by Seller and the Shareholders shall not be assumed by Buyer and shall not be included in the Specified Liabilities.

13.3. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile or email and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Seller shall be sent to such parties’ respective addresses as set forth on page one of this agreement with a copy to White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, Attention: Nazim Zilkha. Notices to the Shareholders shall be sent to such parties’ respective addresses as set forth on page one of this agreement with a copy to White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, Attention: Nazim Zilkha. Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of its Chief Executive Officer, with a copy to Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041, Attention: Office of General Counsel, and with a copy to Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Alan L. Zeiger, Esquire. A Party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 13.3, provided that any such change of address notice shall not be effective unless and until received.

13.4. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the Parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

13.5. Reliance by Buyer. Notwithstanding the right of Buyer to investigate Seller’s Business, Assets and financial condition of Seller, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by Seller or the Shareholders in this Agreement (as may be modified by the Disclosure Schedules) or pursuant hereto, which representations and warranties are bargained for assurances.

13.6. Entire Understanding. This Agreement, together with that certain letter agreement dated May 18, 2007, between Buyer and de Visscher & Co. (on behalf of the Company), and the Exhibits and Disclosure Schedules hereto, state the entire understanding among the Parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all letters of intent previously entered into among some or all of the Parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the Party against whom enforcement is sought. Nothing contained in Section 11 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Party under any of the agreements contemplated by this Agreement.

13.7. Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer, Seller and their respective successors and consented-to assigns. No Party shall in any manner assign any of its, his or her rights or obligations under this Agreement without the express prior written consent of the other Parties, provided, however, that Buyer may freely assign its rights under this Agreement to any one of its affiliates and to any person who acquires substantially all of the assets of Buyer.

13.8. Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

13.9. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

13.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

13.11. Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its construction or interpretation.

13.12. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

13.13. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.14. Jurisdiction and Process. The courts located in New York, New York (state and federal) have exclusive jurisdiction to hear and decide any suit, action or Proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement, and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts located in New York, New York (state and federal). Each Party irrevocably waives any objection which it might at any time have to the courts of New York being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts located in New York, New York are not a convenient or appropriate forum. Process by which any Proceedings are begun in the courts located in New York, New York (state and federal) may be served on any of the Parties by being delivered to such Party’s address set forth on the first page of this Agreement. Nothing contained in this Section 13.14 shall affect the right to serve process in another manner permitted by law.

13.15. Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.16. No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the Parties hereto including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

13.17. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other mutually agreed upon electronic means of delivery, shall be treated in all manner and respect as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall reexecute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument contemplated hereby shall raise the use of a facsimile machine or other mutually agreed upon electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other mutually agreed upon means of electronic transmittal as a defense to the formation or enforceability of a Contract and each such Party forever waives any such defense.

13.18. Interpretation of Agreement. The Parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s-length and among Parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties as set forth in this Agreement.

[Signature Page Follows]

The Parties have executed this Agreement, intending to be legally bound hereby, as of the date first above written.

BUYER:

EL LEATHER ACQUISITION LLC

By:	/s/ Barry L. McCabe
Name:	Barry L. McCabe
Title:	Vice President

SELLER:

TEDDY & ARTHUR EDELMAN, LIMITED

By:	/s/ John Edelman
Name:	John Edelman
Title:	President

SHAREHOLDERS:

/s/ John Edelman
JOHN EDELMAN

/s/ John J. McPhee
JOHN J. MCPHEE

EDELMAN FAMILY GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Samuel L. Edelman
Name:	Samuel L. Edelman
Title:	Trustee

By:	/s/ John Edelman
Name:	John Edelman
Title:	Trustee

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]